EXHIBIT 10.10

CREDIT AGREEMENT

Dated as of October 31, 2007

Among

CLI FUNDING III LLC,

as Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

as Lenders,

and

ING BANK N.V.,

as Administrative Agent and as Collateral Agent

(continued)

(continued)

(continued)

(continued)

v

(continued)

Exhibits
Exhibit A	Form of Asset Base Report
Exhibit B	Form of Assignment and Acceptance
Exhibit C	Form of Equipment Report
Exhibit D	Form of Loan Request
Exhibit E	Form of Revolving Credit Note
Exhibit F	Credit and Collection Policy
Exhibit G	[Reserved]
Exhibit H	Form of Opinion of Borrower’s Counsel
Exhibit I	Form of Officer’s Certificate of Borrower
Exhibit J	Form of Security Agreement
Exhibit K	Form of Pledge Agreement
Exhibit L	Form of Guaranty
Exhibit M	Agreed Upon Procedures
Exhibit N	Form of Management Agreement
Schedules
Schedule 1	Funding Commitments of Lenders
Schedule 1.1(x)	Non “Hell or High Water” Leases
Schedule 1.1(y)	Permitted Missing Leases
Schedule 7.13	List of Subsidiaries
Schedule 7.18	Existing Indebtedness of Borrower and Subsidiaries
Schedule 7.19	Insurance Maintained by Borrower and Subsidiaries

CREDIT AGREEMENT

This CREDIT AGREEMENT is made as of October 31, 2007, by and among CLI FUNDING III LLC, a limited liability company organized and existing under the laws of the State of Delaware (together with its successors and permitted assigns, the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and ING BANK N.V., a Naamloze Vennootschap organized and existing under the laws of the Netherlands (together with its successors and permitted assigns, the “Administrative Agent”).

WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the credit facility provided for herein; and

WHEREAS, the Borrower shall use the proceeds of the credit facility provided for herein in order to refinance Borrower’s existing portfolio of finance leases acquired from Carlisle and CLIF II and to finance future acquisitions of Containers;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS AND RULES OF INTERPRETATION.

1.1. Definitions. The following terms shall have the meanings set forth in this Section 1 or elsewhere in the provisions of this Credit Agreement referred to below:

Administrative Agent. ING, acting as Administrative Agent for the Lenders, and each other Person appointed as the successor Administrative Agent in accordance with Section 14.6.

Administrative Agent Fee. This term shall have the meaning set forth in the Administrative Agent Fee Letter.

Administrative Agent Fee Letter. The Administrative Agent Fee Letter, dated as of the Closing Date, between the Borrower and the Administrative Agent.

Administrative Agent’s Office. The Administrative Agent’s office located at Bijlmerplein 888, Amsterdam, The Netherlands, or at such other location as the Administrative Agent may designate from time to time.

Administrative Agent’s Special Counsel. Thacher Proffitt & Wood LLP or such other counsel as may be approved by the Administrative Agent.

Administrative Questionnaire. An administrative questionnaire in a form supplied by the Administrative Agent.

Advance Rate. Eighty-five percent (85%).

Affiliate. With respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

Aggregate Commitments. An amount equal to the sum of the Commitments of all the Lenders.

Aggregate Discounted Net Present Value of Receivables. As of any date of determination, an amount equal to the sum of the Discounted Net Present Values of Receivables (measured as of the last day of the prior month) related to all Non-Defaulted Finance Leases.

Aggregate Note Principal Balance. As of any date of determination, an amount equal to the sum of the then unpaid principal balance of all Revolving Credit Notes.

Applicable Margin. With respect to each Loan for each Interest Period, eighty-five hundredths of one percent (0.85%) per annum.

Applicable Pension Legislation. At any time, any pension or retirement benefits legislation (be it national, federal, provincial, territorial or otherwise) then applicable to the Borrower.

Approved Fund. Any Fund that is administered or managed by (a) an Initial Lender, (b) an Affiliate of an Initial Lender or (c) an entity or an Affiliate of an entity that administers or manages an Initial Lender.

Asset Base. As of any date of determination, an amount equal to the product of (i) the Advance Rate, times (ii) the Aggregate Discounted Net Present Value of Receivables.

Asset Base Deficiency. As of any Payment Date, the condition that exists if (i) the Aggregate Note Principal Balance (calculated after giving effect to any principal payments to be paid on such Payment Date) exceeds (ii) the Asset Base. If such term is used in a quantitative context, the amount of the Asset Base Deficiency shall be equal to the amount of such excess.

Asset Base Report. An Asset Base Report signed by a responsible officer of the Borrower and in substantially the form of Exhibit A hereto.

Assignment and Acceptance. An assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 15.2), and accepted by the Administrative Agent (acting at the direction of the Majority Lenders), in substantially the form of Exhibit B or any other form approved by the Administrative Agent (acting at the direction of the Majority Lenders).

Authorized Officer. With respect to (i) delivering Loan Requests and similar notices, any person or persons that has or have been authorized by the Board of Directors of the Borrower to deliver such notices pursuant to this Credit Agreement and that has or have appropriate signature cards on file with the Administrative Agent, (ii) delivering financial information and officer’s certificates pursuant to this Credit Agreement, any Senior Designated Officer of the Borrower, and (iii) any other matter in connection with this Credit Agreement or any other Loan Document, any officer (or a person or persons so designated by any two officers) of the Borrower.

Average Age. As of any Determination Date, an amount equal to (a) the aggregate sum of (i) the number of Eligible Containers multiplied by (ii) the age of such Eligible Containers, divided by (b) the aggregate number of all Eligible Containers.

Balance Sheet Date. September 30, 2007.

Borrower. As defined in the preamble hereto.

Breakage Cost. With respect to any Lender with respect to any Breakage Prepayment, an amount equal to the difference (as reasonably determined by such Lender and set forth in a certificate of such Lender delivered to the Borrower) of (a) such Lender’s cost of obtaining funds for the LIBOR Rate Loan that is the subject of such Breakage Prepayment for the period from the date of such Breakage Prepayment to the last day of the Interest Period in effect (or that would have been in effect) for such LIBOR Rate Loan, minus (b) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Prepayment for such period.

Breakage Prepayment. This term shall have the meaning set forth in Section 4.3 hereof.

Business Day. One of the following: (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in New York, New York, Amsterdam, The Netherlands or the city in which the Administrative Agent’s office is located, a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on or with respect to, LIBOR Rate Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in U.S. dollar deposits in the interbank Eurodollar market.

Capitalized Lease. Any Lease under which the Borrower or any Affiliate thereof is the lessee or obligor, the discounted remaining rental payment Obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

Capital Stock. Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

Carlisle. Container Leasing International, LLC, a limited liability company organized under the laws of the State of New York.

Cash Equivalents. All of the following: (i) securities issued or directly fully guaranteed or insured by the governments of the United States, Canada and members of the European Union or any agency or instrumentality thereof (provided that the full faith and credit of the respective such government is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (iii) certificates of deposit and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic commercial bank or commercial bank of a foreign country recognized by the United States, (x) in the case of a domestic commercial bank, having capital and surplus in excess of $500,000,000 and outstanding debt which is rated “A” (or similar equivalent thereof) or higher by at least one nationally recognized statistical rating organization (as defined under Rule 436 under the Securities Act) and (y) in the case of a foreign commercial bank, having capital and surplus in excess of $250,000,000 (or the foreign currency equivalent thereof), (iv) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (i) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having a rating of at least A-2 from S&P or at least P-2 from Moody’s, (vi) securities with maturities of six (6) months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (iii)(x) of this definition, (vii) Indebtedness or preferred stock issued by Persons with a rating of A or higher from S&P or A2 or higher from Moody’s with maturities of 24 months or less from the date of acquisition, and (viii) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (vii) above.

Casualty Event. With respect to any Container, any of the following:

(a) total loss or destruction thereof of which the Borrower or the Manager has knowledge;

(b) theft or disappearance thereof without recovery within sixty (60) days after such theft or disappearance becomes known to the Borrower;

(c) damage rendering such Container unfit for normal use and, in the judgment of the Borrower, beyond repair at reasonable cost;

(d) any condemnation or seizure for more than sixty (60) days after the earlier of (i) receipt of notice thereof by the Borrower and (ii) actual knowledge thereof by the Borrower; and

(e) any forced sale or other taking of title to or use of any such Container.

Casualty Proceeds. Any payment to, or on behalf of, the Borrower in connection with a Casualty Event.

CLIF II. CLI Funding II LLC, a limited liability company organized under the laws of the State of Delaware.

CLIF II Sale Agreement. That certain Sale Agreement, dated on or before December 31, 2007, between CLIF II and the Borrower, as such agreement may be amended, modified or supplemented from time to time in accordance with its terms.

Closing Date. October 31, 2007.

Code. The United States Internal Revenue Code of 1986, as amended from time to time (and any successor statute thereto), and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code as in effect on the Closing Date, and any subsequent provisions of the Code, amendments thereto or substituted therefrom.

Collateral. All of the property, rights and interests of the Borrower (including without limitation all Receivables) that are or are intended to be subject to the Liens created by the Security Documents.

Collateral Agent. ING Bank N.V., acting as collateral agent under the Security Documents.

Collection Period. Initially, the period commencing on the Closing Date to and including October 31, 2007, and thereafter each calendar month.

Collections. With respect to any Collection Period, an amount equal to all cash collected and applied by the Borrower in respect of the Leases included in the Asset Base (including, without limitation, cash collected and applied in respect of any casualty proceeds, sales proceeds and payments with respect to insurance) less any allocated Direct Operating Expenses in respect of such Leases.

Commitment. With respect to each Lender, the amounts set forth on Schedule 1 hereto as the amounts of such Lender’s commitment to make Loans to the Borrower pursuant to this Credit Agreement, as the same may be increased or reduced from time to time pursuant to the provisions hereof; or if such commitments are terminated pursuant to the provisions hereof, zero.

Commitment Fee. This term shall have the meaning set forth in Section 5.1.1.

Commitment Percentage. With respect to any Lender, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans has been terminated pursuant to this Credit Agreement or if the Aggregate Commitments have expired, then the Commitment Percentage of each Lender shall be determined based on the outstanding Loans owing to such Lender at such time. The initial Commitment Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1 hereto or on the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable.

Company. Any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).

Competitor. Any Person engaged and competing with the Borrower or the Manager in the refrigerated container leasing business; provided, however, that in no event shall any insurance company, bank, bank holding company, savings institution or trust company, fraternal benefit society, pension, retirement or profit sharing trust or fund, or any collateralized bond obligation fund or similar fund (or any trustee of any such fund) or any holder of any obligations of any such fund (solely as a result of being such a holder) be deemed to be a Competitor.

Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of the applicable Person and its Subsidiaries, consolidated in accordance with GAAP.

Consolidated Subsidiaries. With respect to any Person, each Subsidiary of such Person that is required to be consolidated with such Person in accordance with GAAP.

Consolidated Tangible Net Worth. The excess of Consolidated Total Assets over Consolidated Total Liabilities (excluding in each case adjustments to translate foreign assets and liabilities for changes in foreign exchange rates made in accordance with Financial Accounting Standards Board Statement (“FASB”) No. 52 and further excluding adjustments due to derivative transactions and other interest rate swap and hedging transactions made in accordance with FASB No. 133), and less the total book value of all assets of the Manager and its Subsidiaries properly classified as intangible assets under GAAP, including such items as goodwill, the purchase price of acquired assets in excess of the Fair Market Value thereof, trademarks, trade names, service marks, brand names, copyrights, patents and licenses, and rights with respect to the foregoing.

Consolidated Total Assets. The sum of (a) all assets (“consolidated balance sheet assets”) of the Manager and its Subsidiaries determined on a consolidated basis in accordance with GAAP, plus (b) without duplication, all assets leased by the Manager or any Subsidiary as lessee under any Synthetic Lease to the extent that such assets would have been consolidated balance sheet assets had the Synthetic Lease been treated for accounting purposes as a Capitalized Lease.

Consolidated Total Liabilities. The sum of (a) all liabilities of the Manager and its Subsidiaries determined on a consolidated basis in accordance with GAAP and classified as such on the consolidated balance sheet of the Manager and its Subsidiaries and all other Indebtedness of the Manager and its Subsidiaries, whether or not so classified plus (b) without duplication, all liabilities leased by the Manager or any Subsidiary as lessee under any Synthetic Lease to the extent that such liabilities would have been included in Consolidated Total Liabilities had the Synthetic Lease been treated for accounting purposes as a Capitalized Lease.

Containers. The marine and intermodal cargo containers regarding which the Borrower or any Subsidiary is the lessor under a Finance Lease in the conduct of its business, including, without limitation, dry cargo containers, refrigerated containers, generator sets, gps units and refrigeration units.

Container Representations and Warranties. With respect to any Container, all of the following:

(1)

Specifications. At the date of its manufacture, the Container conformed to any applicable industry standards (including without limitation any applicable rules or regulations promulgated by the ISO or CSC);

(2)

Rights to Leases. The rights with respect to each Lease included in the Related Assets for such Container either (x) are assignable without the consent of the related Lessee or any other Person other than consents that will have been obtained on or before the related transfer date, or (y) are subject to a one hundred percent (100%) participation interest in favor of the Administrative Agent, on behalf of the Lenders;

(3)

Lessee Acceptance. With respect to each Container that is subject to a Lease on the Closing Date or Funding Date, as the case may be, the related Lessee has, to the best of Borrower’s knowledge, received and taken possession of such Container;

(4)	Lease Files. Each Lease is stored in Borrower’s offices located in Park Ridge, New Jersey and is subject to its customary security and safekeeping procedures;

(5)	Eligible Finance Lease. As of the date the Container was initially included in the Asset Base, such Container was subject to an Eligible Finance Lease for which the Borrower was the lessor;

(6)

Chattel Paper. With respect to each Lease, aside from any originally executed counterpart of each Lease in the possession of the Lessee, and except for Permitted Missing Leases, all other originally executed counterpart(s) of such Lease are in the possession of the Borrower;

(7)	Lessees. No Lessee is an Affiliate of the Borrower;

(8)

Registration. Each Container’s registration mark (four letter prefix) has been registered in the name of the Borrower, Interpool, as its predecessor, or the related Lessee in the official register of the Bureau International des Containers (Paris);

(9)

Non-Cancelable and Assignable. Except for Finance Leases with Lessees set forth on Schedule 1.1(x), the Lessee’s obligations under each Lease are “hell or high water” obligations that are, among other characteristics, absolute and not subject to any defenses, set-offs or counterclaims, each Finance Lease has no rescission, reduction or recoupment provision during the non-cancelable term of such Finance Lease except as to disputed amounts and that, upon making of a casualty payment, the obligation of the related Lessee to make Finance Lease payments thereunder will be reduced accordingly, and each Finance Lease is a net lease under which the Lessee is responsible for all taxes, maintenance and insurance and assumes all risk of casualty loss;

(10)

Compliance with Law. Each Lease in respect of such Container complied in all material respects at the time it was originated with all legal requirements of the jurisdiction in which they were originated;

(11)	Casualty Event. As of the date such Container was initially included in the Asset Base, such Container was not the subject of a Casualty Event;

(12)	Standard Container. Such Container is a Standard Container; and

(13)	Liens. Such Container is free and clear of all Liens other than those permitted under Section 9.2.

Contingent Obligation. As to any Person, means any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the lesser of (x) the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith and (y) the stated amount of such Contingent Obligation.

Contract Payment. With respect to a Lease, the minimum periodic contractual payment to be made by a Lessee pursuant to the terms of such Lease.

Contribution and Sale Agreement. The Contribution and Sale Agreement, dated as of October 31, 2007, between Carlisle and the Borrower, as such agreement may be amended, modified or supplemented from time to time in accordance with its terms.

Control. The possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

Control Agreement. The Account Control Agreement, dated as of October 31, 2007, by and among the Borrower, the Administrative Agent and U.S. Bank, National Association, as securities intermediary.

Conversion Date. The date which is the two-year anniversary of the Closing Date, as such date may be extended from time to time in accordance with Section 16.12 hereof, or such earlier date as all Aggregate Commitments shall have been terminated in accordance with Section 2.4.

Cost of Funds. With respect to any Lender, the fixed per annum rate of interest as of the date of any Loan determined by such Lender in good faith in accordance with such Lender’s customary practices for loans in United States currency and based on such Lender’s cost of obtaining funds of a comparable term and amount which generally are available to such Lender from sources as may be selected by such Lender in its sole and absolute discretion.

Cost of Funds Loan. All or any portion of any Loan bearing interest calculated by reference to the Cost of Funds.

Credit Agreement. This Credit Agreement, dated as of October 31, 2007 among the Borrower, the Lenders and the Administrative Agent, including the Schedules and Exhibits hereto, as amended, supplemented or otherwise modified in accordance with the terms hereof.

Credit and Collection Policy. This term shall have the meaning set forth in Section 7.21.

Default. This term shall have the meaning set forth in Section 13.1.

Defaulted Finance Lease. Either of (without duplication) (i) any Lease for which (A) a regularly scheduled rental payment or other material payment owing thereunder is more than one hundred twenty (120) days past due (measured from its contractual due date), unless such rental payment is covered by default insurance and a full recovery for such rental payment under such default insurance is obtained by Borrower within sixty (60) days following the date such rental payment became one hundred twenty (120) days past due, or (B) the related Lessee is in default under any other provision of such Lease not dealt with in clause (A), including the Lessee’s insolvency, and the Manager has repossessed the related Containers or is otherwise exercising remedies in accordance with its normal procedures, or (C) the Borrower has otherwise determined that the remaining amounts owing by the Lessee under such Lease are expected to be uncollectible, or (D) both of the following shall have occurred with respect to such Lease: (i) the Lessee is the subject of a bankruptcy or insolvency proceeding under applicable law, and (ii) such Lessee is not current in the payment of rental or other payments owing by such Lessee thereunder within ninety (90) days subsequent to the commencement of such bankruptcy or insolvency proceedings.

Defaulting Lender. Any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

Determination Date. The fifth (5th) Business Day prior to a Payment Date.

Direct Operating Expenses. Assorted direct operating expenses and overhead expenses (as described in the Intercreditor Agreement) identified or allocated to each container in the Manager Fleet in accordance with the Intercreditor Agreement.

Discount Factor. With respect to each Finance Lease, the higher of (i) the implicit interest rate applicable to such Finance Lease, as such interest rate is determined by the Borrower in accordance with GAAP applied on a consistent basis, and (ii) the Lenders’ cost of funds (or, if such Finance Lease is the subject of an Interest Rate Hedging Agreement, the fixed rate payable under such agreement) in relation to such Finance Lease plus 100 basis points (1.00%).

Discounted Net Present Value of Receivables. As of any date of determination, with respect to any Eligible Container that is then subject to an Eligible Finance Lease, an amount in Dollars equal to the present value of the remaining Contract Payments becoming due under such Finance Lease after such date of determination, discounted monthly at one-twelfth of the applicable Discount Factor; provided, however, that the Discounted Net Present Value of Receivables of (A) any Finance Lease that is a Defaulted Finance Lease, or (B) a Finance Lease that has been repurchased or is required to be repurchased by the Seller shall, in each case, be equal to zero,

Distribution. The declaration or payment of any dividend on or in respect of any shares of any class of Capital Stock of a Person, other than dividends payable solely in shares of Capital Stock of such Person; the purchase, redemption, defeasance, retirement or other acquisition of any shares of any class of Capital Stock of a Person, directly or indirectly through a Subsidiary of such Person or otherwise (including the setting apart of assets for a sinking or other analogous fund to be used for such purpose); the return of capital by a Person to its shareholders as such; or any other distribution on or in respect of any shares of any class of Capital Stock of a Person.

Dollars or $. Dollars in lawful currency of the United States of America.

Eligible Assignee. Any of (a) an Initial Lender, (b) an Affiliate of an Initial Lender, (c) an Approved Fund and (d) any other Person (other than (w) a Competitor, (x) the Borrower, (y) any Affiliate of the Borrower or Subsidiary of the Borrower, or (z) a natural person) approved by (i) the Administrative Agent (such approval not to be unreasonably withheld or delayed), and (ii) unless a Default or an Event of Default has occurred and is then continuing, the Borrower (such approval not to be unreasonably withheld or delayed).

Eligible Container. Each Container which, when considered with all other Containers, shall comply with each of the following requirements:

(1)	Such Container shall comply with all of the Container Representations and Warranties;

(2)	The lease rights with respect to such Container are assignable without consent or for which consents have been obtained; and

(3)	Such Container shall have been designated by the Borrower as an “Eligible Container” hereunder and as a “Pledged Container” under the Security Agreement (it being understood that, for the purposes of this clause (3), a Container will be deemed to have been designated by the Borrower as an “Eligible Container” hereunder in the event that such Container is so designated in any applicable Loan Request or Asset Base Report or is otherwise so designated on the books and records of the Borrower).

Eligible Finance Lease. Any Finance Lease that as of any date of determination meets all of the following characteristics:

(a)

Valid Contract. Such Finance Lease is a legal, valid and binding full recourse payment obligation of the related Lessee enforceable in accordance with its terms (except as may be limited by applicable insolvency, bankruptcy, moratorium, reorganization, or other similar laws affecting enforceability of creditors’ rights generally and the availability of equitable remedies) and is in full force and effect and such Finance Lease has not been satisfied, subordinated or rescinded;

(b)

Absolute Obligations. Except for Finance Leases with Lessees set forth on Schedule 1.1(x), the Lessee’s obligations under each Lease are “hell or high water” obligations that are, among other characteristics, absolute and not subject to any defenses, set-offs or counterclaims, each Finance Lease has no rescission, reduction or recoupment provision during the non-cancelable term of such Finance Lease except as to disputed amounts and that, upon making of a casualty payment, the obligation of the related Lessee to make Finance Lease payments thereunder will be reduced accordingly, and each Finance Lease is a net lease under which the Lessee is responsible for all taxes, maintenance and insurance and assumes all risk of casualty loss;

(c)

Taxes; Maintenance; Insurance. Except for Permitted Exception Leases, such Finance Lease contains provisions requiring the related Lessee to pay all sales, use, excise, rental, property or similar taxes imposed on or with respect to the Container and to assume all risk of loss or malfunction of the related Container and such Finance Lease requires the related Lessee, at its own expense, to maintain the Container in good and workable order and to obtain and maintain liability insurance and physical damage insurance on the Container subject thereto (subject to Lessee’s right to self-insure in accordance with the Credit and Collection Policy);

(d)

No Violation. The pledge of Borrower’s right, title and interest in and to such Finance Lease and the related Containers will not violate the terms or provisions of such Finance Lease or any other agreement to which the Borrower is a party or by which it is bound;

(e)	Acceleration. Such Finance Lease provides for the Lessor’s right to accelerate all rental payments thereunder upon default by the Lessee;

(f)

Casualty Event. Except for Permitted Exception Leases, such Finance Lease requires that in the event of an a Casualty Event, the related Lessee must take one of the following actions: (a) restore or repair the affected Container to good repair, condition and working order; or (b) make a lump sum payment in an amount that is not less than the then stipulated loss value of the affected Container as set forth in such Finance Lease;

(g)

Partial Pledges. Except as disclosed in writing by the Borrower to the Administrative Agent, no portion of such Finance Lease or the Containers subject to such Finance Lease has been pledged to a third party;

(h)

Good Title and First Lien. The Borrower has good and marketable title to such Finance Lease and the Collateral Agent shall have a first priority, perfected security interest in the Borrower’s rights in such Finance Lease;

(i)	Defaulted Leases. Such Finance Lease was not a Defaulted Finance Lease on the Funding Date for such Finance Lease; and

(j)	Insolvency. The Lessee under such Finance Lease was not subject to bankruptcy or other insolvency proceedings on the Funding Date for such Finance Lease.

Eligible Interest Rate Hedge Counterparty. Any of the following:

(A) any bank which has both (x) a long-term unsecured debt rating of at least “A-” or better from S&P and “A3” or better from Moody’s and (y) a short-term unsecured debt rating of “A-2” or better from S&P are rated and “P-2” or better from Moody’s; or

(B) any bank or other financial institution which is otherwise acceptable to the Majority Lenders.

Eligible Investments. Book-entry securities, negotiable instruments or securities represented by instruments in bearer or registered form, which evidence:

(a) direct obligations of, and obligations fully guaranteed as to the full and timely payment by, the United States of America;

(b) demand deposits, time deposits or certificates of deposit of any depository institution or trust company incorporated under the laws of the United States of America or any State thereof and subject to supervision and examination by Federal or State banking or depository institution authorities; provided, however, that at the time of the investment or contractual commitment to invest therein, the commercial paper or other short-term unsecured debt obligations (other than such obligations the rating of which is based on the credit of a Person other than such depository institution or trust company) thereof shall be rated “A-1+” by S&P and “Prime-1” by Moody’s;

(c) commercial paper that, at the time of the investment or contractual commitment to invest therein, is rated “A-1+” by S&P and “Prime-1” by Moody’s;

(d) bankers’ acceptances issued by any depository institution or trust company referred to in clause (b) above;

(e) repurchase obligations with respect to any security pursuant to a written agreement that is a direct obligation of, or fully guaranteed as to the full and timely payment by, the United States of America or any agency or instrumentality thereof the obligations of which are backed by the full faith and credit of the United States of America, in either case entered into with (i) a depository institution or trust company (acting as principal) described in clause (b) or (ii) a depository institution or trust company the deposits of which are insured by the Federal Deposit Insurance Corporation and whose commercial paper or other short-term unsecured debt obligations are rated “A-1+” by S&P and “Prime-1” by Moody’s and long-term unsecured debt obligations are rated “AAA” by S&P and “Aaa” by Moody’s;

(f) money market mutual funds registered under the Investment Company Act having a rating, at the time of such investment, from each of S&P and Moody’s in the highest investment category granted thereby; and

(g) any other investment as may be acceptable to the Administrative Agent (acting at the direction of the Majority Lenders), as evidenced by the Administrative Agent’s prior written consent to that effect.

Environmental Law. Any applicable local, state, federal, or other laws in the United States of America, or any other laws relating to the environment or natural resources or the regulation of releases or threatened releases of Hazardous Substances into ambient air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Hazardous Substances, and all rules, orders and regulations currently promulgated thereunder.

Environmental Claim. Any and all administrative, regulatory or judicial actions, suits, orders, claims or proceedings against the Borrower or any of its Subsidiaries under any Environmental Law or any permit issued to the Borrower or any of its Subsidiaries under any such Environmental Law (for purposes of this definition, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

Equipment Report. An Equipment Report signed by a responsible officer of the Borrower and in substantially the form of Exhibit C hereto.

ERISA. The Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Credit Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

ERISA Affiliate. Means Seacastle, Carlisle or any Subsidiary of the Borrower.

ERISA Event. Means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (e) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 307 of ERISA; (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (h) the occurrence of a nonexempt “prohibited transaction” with respect to which the Borrower or any Subsidiary of the Borrower is a “disqualified person” (within the meaning of Section 4975 of the Code).

Event of Default. This term shall have the meaning set forth in Section 13.1.

Executive Order. This term shall have the meaning set forth in Section 7.20.

Fair Market Value. With respect to any asset (including a Container), shall mean the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the board of directors or other governing body or, pursuant to a specific delegation of authority by such board of directors or governing body, a designated senior executive officer of the Borrower or its Subsidiaries selling such asset.

Federal Bankruptcy Code. Title 11, United States Code as in effect from time to time (and any successor thereto).

Fee Letter. That certain fee letter, dated as of October 31, 2007, by and among the Borrower and the Lenders, as amended, supplemented or otherwise modified in accordance with its terms.

Fees. Collectively, the Administrative Agent Fee, the Commitment Fee and the fees detailed in the Fee Letter.

Finance Lease. Any Lease that (x) is classified as a “direct financing lease” pursuant to GAAP and (y) provides the Lessee thereunder with the right or option to (i) purchase the Containers subject thereto at the expiration of such lease or (ii) extend the term of such lease for an additional period, and, in either such instance, such Lease satisfies the criteria for classification as a capital lease pursuant to GAAP, including statement of Financial Accounting Standards No. 13 as amended.

Finance Lease Asset Base Payment Amount. With respect to any Payment Date, the excess, if any, of (x) the Aggregate Note Principal Balance on such date (determined prior to giving effect to any principal payments to be made on the Notes on such Payment Date) over (y) the Asset Base measured on such Payment Date.

Financial Affiliate. A Subsidiary of the bank holding company controlling any Lender, which Subsidiary is engaging in any of the activities permitted by Section 4(e) of the Bank Holding Company Act of 1956 (12 U.S.C. Section 1843).

Foreign Assets Control Regulations. This term shall have the meaning set forth in Section 7.20.

Fund. Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

Funding Date. Each date on which a Loan is made to the Borrower pursuant to the terms of this Credit Agreement.

GAAP or Generally Accepted Accounting Principles. Accounting principles which are consistent with the principles promulgated or adopted from time to time by the Financial Accounting Standards Board, its committees and its predecessors, including applicable statements and interpretations issued by the American Institute of Certified Public Accounting or its committees.

Governmental Authority. Any foreign, federal, state, regional, local, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.

Gross Revenue. All revenue (without reduction for expenses or costs), calculated on a cash basis in accordance with GAAP, earned in connection with the ownership, use and/or operation of the Containers including, but not limited to, rental, handling, location revenue, damage protection and other rental-related charges arising from the leasing of such Containers, and principal payments on Finance Leases, in each case allocated or allocable to the Containers, including any Miscellaneous Borrower Proceeds, Casualty Proceeds, Indemnification Proceeds, and Net Cash Sales Proceeds.

Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of Section 3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guaranty. This term shall have the meaning set forth in Section 11.6 hereof.

Guarantor. Carlisle, as guarantor under the Guaranty.

Hazardous Substances. Those substances or materials that are prohibited, limited or regulated by any Environmental Law.

Hedge Termination Payment. Any payment due under a Hedging Agreement as a result of the termination of such Hedging Agreement for whatever reason.

Hedging Agreement. Any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate futures contract, interest rate option agreement, interest rate exchange agreement, forward currency exchange agreement, forward rate currency agreement, forward commodity contract, commodity swap, commodity option or other similar agreement or arrangement to which the Borrower (or any Subsidiary) at that time is a party, designed to protect the Borrower (or any Subsidiary) against fluctuations in those interest rates, exchange rates, forward rates or commodity prices that normally arise in connection with the Borrower’s ordinary course of business or as otherwise required to be entered into by the Borrower (or any Subsidiary) pursuant to, and in accordance with, the terms of any Loan Document.

Indebtedness. As to any Person, without duplication, means (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money, (ii) all obligations of such Person in respect of letters of credit, bankers’ acceptances, and bank guaranties issued for the account of such Person, (iii) all indebtedness of the types described in clause (i), (ii), (iv), (v) or (vi) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the lesser of (A) the outstanding amount of such Indebtedness and (B) the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount of all capitalized lease obligations of such Person, (v) all Contingent Obligations of such Person, (vi) as of any date of determination, all obligations under any interest rate hedging or under any similar type of agreement to the extent of the amount due if such agreement were to be terminated on such date of determination, and (vii) all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are either (x) not overdue by 90 days or more or (y) being contested in good faith by appropriate proceedings promptly instituted and diligently conducted).

Indemnification Proceeds. For any accounting period, all proceeds received by the Manager from Lessees pursuant to the Leases, insurance or other sources, including amounts received from the insurance specified in the Management Agreement, for indemnification of liability and loss with respect to the Containers, excluding Casualty Proceeds, Net Cash Sales Proceeds and Miscellaneous Borrower Proceeds, in each case allocable to the Containers (as set forth in the Intercreditor Agreement).

Indemnitees. This term shall have the meaning set forth in Section 16.3.

Independent Accountant. Ernst & Young LLP or any other “Big 4” or other nationally or regionally recognized accounting firm that is reasonably acceptable to the Administrative Agent (acting at the direction of the Majority Lenders) and that is independent with respect to the Borrower and its Subsidiaries within the meaning of the Securities Act of 1933, as amended, and the applicable published rules and regulations thereunder.

Independent Person. A natural person who at the date of his appointment as a manager, director or officer possesses the following qualifications: (a) has prior experience as an independent director for a company, the corporate instruments of which require the unanimous consent of all independent directors thereof before such corporation could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable law; and (b) has at least three years of employment experience with and is employed by one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities; provided always that such individual at the date of his appointment as such manager, director or officer, or at any time in the preceding five years, or during such person’s tenure shall not be: (i) an employee, director, shareholder, manager, partner or officer of Carlisle or an Affiliate thereof (other than such person’s service as an independent director or manager of Carlisle or an Affiliate thereof); (ii) a customer or supplier of Carlisle or an Affiliate thereof; (iii) a beneficial owner at the time of such individual’s appointment as an independent manager, or at any time thereafter while serving as an independent manager, of more than 2% of the voting securities of Carlisle or an Affiliate thereof; (iv) affiliated with a significant customer, supplier or creditor of Carlisle or an Affiliate thereof; (v) a party to any significant personal service contracts with Carlisle or an Affiliate thereof; or (vi) a member of the immediate family of a person described in (i) or (ii) above and provided further that an Independent Person may serve in a similar capacity for other special purpose entities formed by Carlisle or its Affiliates; provided however, a person elected by Global Securitization Services, LLC or any other similar professional service provider shall be an “Independent Person” regardless of whether such person is, or is affiliated with or related to, a customer or supplier of Carlisle. No resignation or removal of an Independent Person shall be effective until a successor Independent Person has been elected to replace such Independent Person.

ING. ING Bank N.V., a Naamloze Vennootschap, and its successors and permitted assigns.

Initial Lender. Each of ING Bank N.V., DVB Bank N.V. and NIBC Bank N.V.

Intercreditor Agreement. The Second Amended and Restated Intercreditor Collateral Agreement, dated as of August 24, 2006, by and among Carlisle and one or more of its Affiliates and various financial institutions named therein, as such agreement has been and may be amended, modified, or supplemented from time to time in accordance with its terms

Interest Period. With respect to all or any relevant portion of any Loan, (a) initially, the period commencing on the Funding Date of such Loan and ending on the close of business on the day preceding the immediately following Payment Date, and (b) thereafter, each period commencing on a Payment Date and ending (i) for any Cost of Funds Loan, the day immediately preceding the next succeeding Payment Date; and (ii) for any LIBOR Rate Loan, the day preceding the one month anniversary of such Payment Date; provided, that all of the foregoing provisions relating to Interest Periods are subject to the following:

(A) if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, that Interest Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding LIBOR Business Day;

(B) if any Interest Period with respect to a Cost of Funds Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

(C) any Interest Period (except for the initial Interest Period with respect to any Loan) relating to any LIBOR Rate Loan that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of a calendar month; and

(D) any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

Interest Rate Hedging Agreement. A Hedging Agreement with one or more Eligible Interest Rate Hedge Counterparties that protects the Borrower against fluctuations in interest rates.

Interpool. Interpool Containers Limited, a company organized under the laws of Barbados.

Investments. Any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition for value of Capital Stock, Indebtedness or other similar instruments issued by any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise; and (d) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

Junior Management Fee. This term shall have the meaning set forth in the Management Agreement.

Lease. Any lease or contract (including, without limitation, any supplement to a master lease agreement) for use or hire of an Eligible Container by a Lessee with the Borrower, as lessor, but only to the extent such lease or contract relates to an Eligible Container.

Lender Affiliate. With respect to any Lender, an Affiliate of such Lender.

Lenders. ING and the other lending institutions listed on Schedule 1 hereto and any other Person who becomes an assignee of any rights and obligations of a Lender pursuant to Section 15.

Lessee. Any obligor under a Lease.

LIBOR Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London or such other eurodollar interbank market as may be selected by the Administrative Agent (acting at the direction of the Majority Lenders).

LIBOR Rate. For any Interest Period with respect to a LIBOR Rate Loan, the rate of interest equal to (i) the rate determined by the Administrative Agent at which

Dollar deposits for such Interest Period are offered based on information presented on Page LIBOR01 of the Reuters Service as of 11:00 a.m. London time on the second (2nd) LIBOR Business Day prior to the first day of such Interest Period, divided by (ii) a number equal to 1.00 minus the Mandatory Reserve Rate. If the rate described above does not appear on the Dow Jones Market Service on any applicable interest determination date, the LIBOR Rate shall be the rate (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point), determined on the basis of the offered rates for deposits in Dollars for a period of time comparable to such LIBOR Rate Loan which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the second (2nd) LIBOR Business Day prior to the first day of such Interest Period as selected by the Administrative Agent. The principal London office of each of the four major London banks will be requested to provide a quotation of its Dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in Dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the second LIBOR Business Day prior to the first day of such Interest Period. In the event that the Administrative Agent is unable to obtain any such quotation as provided above, it will be considered that the LIBOR Rate pursuant to a LIBOR Rate Loan cannot be determined.

LIBOR Rate Loan. A Loan bearing interest calculated by reference to the LIBOR Rate.

Lien. Any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or other), charge, preference, priority or other security agreement of any kind or nature whatsoever (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any similar recording or notice statute (other than any unauthorized notice filing for which there is not otherwise any underlying Lien or obligation), and any lease having substantially the same effect as the foregoing).

Loan. Any loan made or to be made by the Lenders to the Borrower pursuant to Section 2.1 hereof.

Loan Documents. This Credit Agreement, the Management Agreement, the Sale Agreement, any Hedging Agreement, the Revolving Credit Notes, the Intercreditor Agreement, the Guaranty, the Administrative Agent Fee Letter, the Fee Letter and the Security Documents.

Loan Request. This term shall have the meaning set forth in Section 2.2.

Majority Lenders. As of any date of determination, any single Lender or multiple Lenders collectively having more than fifty percent (50%) of the sum of the portion of the Aggregate Commitments unfunded at such date plus the aggregate outstanding principal amount of the Loans or, if the commitment of each Lender to make Loans has been terminated pursuant to Section 13.2, any single or multiple Lenders collectively holding in the aggregate more than fifty percent (50%) of the outstanding principal amount of the Loans; provided that the Commitment of, and the portion of the outstanding principal amount of the Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

Management Agreement. The Management Agreement, dated as of the Closing Date, entered into by and between the Manager and the Borrower, as such agreement shall be amended, supplemented, or modified from time to time in accordance with its terms, which agreement shall be in the form attached as Exhibit N hereto and otherwise in form and substance satisfactory to the Administrative Agent and the Lenders.

Management Fee. This term shall have the meaning set forth in the Management Agreement.

Management Fee Arrearage. For any Payment Date, an amount equal to any unpaid Management Fee from all prior Collection Periods.

Manager. Carlisle, as manager under the Management Agreement.

Manager Advances. This term shall have the meaning set forth in the Management Agreement.

Manager Collection Account. An account established and maintained pursuant to the Intercreditor Agreement into which the Manager will direct (i) all payments from Lessees, (ii) all Net Cash Sales Proceeds, (iii) all Casualty Proceeds and (iv) all other proceeds and Gross Revenues related to the Containers including Miscellaneous Borrower Proceeds and Indemnification Proceeds; provided, that during the Servicing Transition Period the Manager may direct any such amounts to the DFL Collection Account.

Manager Default. The occurrence of any of the events or conditions set forth in Section 10.01 of the Management Agreement after giving effect to any expressly applicable notice and grace periods contained in such Section.

Manager Fleet. At any time, the fleet of Containers managed by the Manager.

Mandatory Reserve Rate. For any day with respect to a LIBOR Rate Loan, the maximum rate (expressed as a decimal) at which any bank subject thereto would be required to maintain reserves under any applicable regulatory authority (including without limitation any reserves required by (i) the regulations of the European Central Bank or (ii) Regulation D of the Board of Governors of the Federal Reserve System against “Eurocurrency Liabilities” (as that term is used in Regulation D) (or any successor or similar regulations relating to such reserve requirements), if such liabilities were outstanding). The Mandatory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Mandatory Reserve Rate.

Margin Stock. The term shall have the meaning provided in Regulation U.

Material Adverse Effect. With respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding):

(a) a material adverse effect on the business, financial condition or operations of the Borrower; or

(b) a material adverse effect on the ability of the Borrower to perform any of its monetary Obligations under any of the Loan Documents to which it is a party.

Maturity Date. The earlier to occur of (i) the date on which the principal balance of the Revolving Credit Notes has been accelerated in accordance with Section 13.1 and (ii) October 31, 2019.

Maximum Required Hedge Amount. As of any date of determination, an amount equal to the product of (a) one hundred five percent (105%) and (b) the Aggregate Note Principal Balance as of such date of determination.

Minimum Required Hedge Amount. As of (i) the period from the date hereof through November 15, 2007, zero and (ii) any date of determination thereafter, an amount equal to the product of (a) seventy-five percent (75%) and (b) the Aggregate Note Principal Balance as of such date of determination.

Miscellaneous Borrower Proceeds. The sum of amounts received by the Manager (i) from the manufacturers or sellers of Containers for breach of sale warranties relating thereto, and (ii) in payment or settlement of any claims, losses, disputes or Proceedings relating to the Containers, including insurance proceeds from the insurance specified in the Management Agreement for damage to the Containers; provided, however, Miscellaneous Borrower Proceeds shall not include Net Cash Sales Proceeds, Casualty Proceeds or Indemnification Proceeds.

Moody’s. Moody’s Investor Service, Inc., or any successor thereto.

Multiemployer Plan. Any multiemployer plan, as defined in Section 4001(a)(3) of ERISA with respect to which the Borrower or any of its ERISA Affiliates shall have any liability.

Net Cash Sales Proceeds. The net cash proceeds received by a Person in respect of any sale or other disposition of assets, net of all reasonable out-of-pocket fees, commissions and other reasonable and customary direct expenses actually incurred and paid in connection with such asset sale or disposition, including the amount of any transfer or documentary taxes required to be paid by such Person in connection with such asset sale or disposition.

Non-Defaulted Finance Lease. Any Lease which is not a Defaulted Finance Lease.

Non-Excluded Taxes. Any taxes other than:

(i)

income taxes, branch profits taxes, franchise taxes or any other tax imposed on the net income of a Lender or the Administrative Agent under the laws of the jurisdiction (or any political subdivision of taxing authority thereof or therein) in which such Lender or the Administrative Agent is organized or in which the principal office or funding office of such Lender or the Administrative Agent is located or in which it is otherwise conducting business, but excluding any such taxes which would not have been imposed but for such Lender’s or the Administrative Agent’s participation in the transactions under this Agreement;

(ii)

any deduction, withholding or other imposition of taxes that arises as a result of a present or former connection between a Lender or the Administrative Agent and the relevant jurisdiction imposing such tax, including carrying on business in, having a branch, agency or permanent establishment in, or being resident in such jurisdiction but excluding any such connection which arises solely as a result of such Lender or the Administrative Agent having executed, performed its obligations under or received payment under any of the Loan Documents or otherwise solely by virtue of the Loan Documents.

Non-U.S. Lender. This term shall have the meaning set forth in Section 5.2.3.

Notes. The Revolving Credit Notes.

Obligations. All indebtedness, obligations and liabilities of the Borrower to any of the Lenders, the Administrative Agent or any Eligible Interest Rate Hedge Counterparty, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or in respect of any Loan or any of the Revolving Credit Notes.

OFAC. The U.S. Department of the Treasury’s Office of Foreign Assets Control.

Original Equipment Cost. With respect to any Container, an amount equal to the sum of (i) the manufacturer’s or vendor’s, as applicable, invoice prices, (ii) reasonable and customary out-of-pocket inspection, transport and initial positioning costs that were necessary and directly related to putting such Container in initial service and (iii) reasonable acquisition fees, which, in the case of clauses (ii) and (iii) are capitalized, as determined in accordance with GAAP, consistently applied.

Other Taxes. This term shall have the meaning set forth in Section 5.2.2(b).

Participant. This term shall have the meaning set forth in Section 15.4 hereof.

Patriot Act. This term shall have the meaning set forth in Section 16.15.

Payment Date. The 22nd day of each month or, if such day is not a Business Day, the immediately succeeding Business Day.

PBGC. The Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

Permitted Exception Lease. A Lease between the Borrower, as lessor and Evergreen Marine Corp., as lessee.

Permitted Missing Lease. Each Lease listed on Schedule 1.1(y) attached hereto.

Periodic Hedge Payment. Any payment under a Hedging Agreement other than a Hedge Termination Payment.

Person. An individual, any partnership, a corporation, a joint venture, a trust, an unincorporated organization, or a government or any agency or political subdivision thereof.

Plan. Any employee pension plan (other than a Multiemployer Plan) as defined in Section 3(35) of ERISA subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA, and in respect of which the Borrower or any of its ERISA Affiliates is an “employer” as defined in Section 3(5) of ERISA.

Pledge Agreement. This term shall have the meaning provided in Section 11.8.

Pledge Agreement Collateral. This term shall mean all of the “Collateral” as defined in the Pledge Agreement.

Pledged Container. This term shall have the meaning set forth in the Security Agreement.

Qualifying IPO. The first underwritten public offering of the Capital Stock of the Borrower or any holding company parent of which the Borrower is a wholly-owned Subsidiary pursuant to an effective registration statement under the Securities Act of 1933 that results in the listing or quotation of the Capital Stock of the Borrower or such holding company on a recognized U.S. or international securities exchange.

Receivable. With respect to any Lease as of any date of determination, any expected future rental or other (e.g., purchase option) payment with respect to such Lease which has not yet become due.

Record. The grid attached to a Revolving Credit Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Administrative Agent with respect to any Loan referred to in such Note.

Refinance. In respect of any security or Indebtedness, means to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. Refinanced and Refinancing shall have correlative meanings.

Register. This term shall have the meaning set forth in Section 15.3.

Regulation T. Regulation T of the Board of Governors of the Federal Reserve System as from to time in effect and any successor to all or any portion thereof.

Regulation U. Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

Regulation X. Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or any portion thereof.

Related Assets. With respect to any Container, all of the following: (i) all of the Borrower’s right, title and interest in and to, but none of its obligations under, any agreement between the Borrower and the manufacturer of each such Container pursuant to which the Borrower acquired a Container from such manufacturer, and all amendments, additions and supplements hereafter made with respect thereto, (ii) all of the Borrower’s right, title and interest in and to any Lease which such Container is subject to from time to time, (iii) all right, title and interest of the Borrower in and to all payments, proceeds and other amounts in respect of such Container (or any Lease to which such Container is subject) which have accrued but have not been paid and (iv) all payments, proceeds and income of the foregoing or related thereto.

Related Parties. With respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

Restricted Payment. In relation to the Borrower, any (a) Distribution, (b) payment or prepayment by the Borrower to the Borrower’s shareholders (or other equity holders), (c) derivatives or other transactions with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Borrower to make payments to such Derivatives Counterparty as a result of any change in market value of any Capital Stock of the Borrower, or (d) payments of management, consulting or similar fees to Affiliates of the Borrower.

Returns. This term shall have the meaning set forth in Section 7.17.

Revolving Credit Note. This term shall have the meaning set forth in Section 2.3.

Revolving Credit Note Record. A Record with respect to a Revolving Credit Note.

Revolving Credit Period. The period commencing on the Closing Date and ending on the Conversion Date.

S&P. Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

Sale Agreement. Either of the CLIF II Sale Agreement or the Contribution and Sale Agreement, and, collectively, the Sale Agreements.

Sanctioned Person. A person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time.

Scheduled Principal Payment Amount. On any Payment Date, one of the following:

(4)                 for any Payment Date on or prior to the Conversion Date, the sum of:

(A) the Finance Lease Asset Base Payment Amount, if any; and

(B) if the Average Age of all of the Eligible Containers exceeds eight and one-half (8.5) years, an amount equal to all funds then on deposit in the Trust Account which are available to be applied to the repayment of the unpaid principal balance of the Notes pursuant to priority (vi) of the waterfall set forth in Section 2.5.2;

(5)                 for any Payment Date following the Conversion Date, an amount equal to all funds then on deposit in the Trust Account which are available to be applied to the repayment of the unpaid principal balance of the Notes pursuant to priority (vi) of the waterfall set forth in Section 2.5.2; and

(6)                 on the Maturity Date, the then Aggregate Note Principal Balance.

Seacastle. Seacastle, Inc., a corporation organized under the laws of the Republic of the Marshall Islands.

Security Agreement. This term shall have the meaning set forth in Section 11.7.

Security Documents. The Security Agreement, the Pledge Agreement, the Control Agreement and other instruments and documents, including, without limitation, UCC financing statements (or documents of similar import) and filings made with the United States Patent and Trademark Office and United States Copyright Office, required to be executed or delivered pursuant to any Security Document.

Seller. CLIF II or Carlisle, and collectively, the Sellers.

Senior Designated Officer. With respect to the Borrower, the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President of the Borrower.

Senior Management Fee. This term shall have the meaning set forth in the Management Agreement.

Standard Containers. All of the following types of Containers: 20’x8’6”, 40’x8’6” and 40’x9’6” dry cargo Containers and 20’x8’6”, 40’x8’6” and 40’x9’6” refrigerated Containers, provided that the number of 40’x8’6” Containers shall not exceed 1,000 units and any amount of 40’x8’6” Containers in excess thereof shall not be deemed Standard Containers.

State. Any state of the United States of America.

Subsidiary. With respect to any Person, shall mean and include any corporation, partnership, association, limited liability company, joint venture or other entity more than 50% of whose Voting Stock is at the time owned by such Person directly or indirectly through one or more Subsidiaries of such Person.

Synthetic Lease. Any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes.

Term Loan. Any Loan for which the Conversion Date shall have occurred.

Trading With the Enemy Act. This term shall have the meaning set forth in Section 7.20.

Trust Account. The account established pursuant to the provisions of Section 2.5.1 hereof.

Type. As to all or any portion of any Loan, its nature as a Cost of Funds Loan or a LIBOR Rate Loan.

UCC. The Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.

Voting Stock. Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right to so vote exists by reason of the happening of a contingency.

Wholly-Owned Subsidiary. As to any Person, (i) any corporation 100% of whose Capital Stock (other than director’s qualifying shares and/or other nominal amounts of shares required by applicable law to be held by Persons other than such Person) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person owns 100% of the Capital Stock at such time (other than director’s qualifying shares and/or other nominal amounts of interests required by applicable law to be held by Persons other than such Person).

Withdrawal Liability. Liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.2. Rules of Interpretation.

(a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

(b) The singular includes the plural and the plural includes the singular.

(c) A reference to any law includes any amendment or modification to such law.

(d) A reference to any Person includes its permitted successors and permitted assigns.

(e) Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(f) The words “include”, “includes”, and “including” are not limiting.

(g) All terms not specifically defined herein or by GAAP, which terms are defined in the UCC as in effect in the State of New York, have the meanings assigned to them therein, with the terms “instrument” and “chattel paper” being that defined under Article 9 of the UCC.

(h) Reference to a particular “§” or Section refers to that section of this Credit Agreement unless otherwise indicated.

(i) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

(j) Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(k) This Credit Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.

(l) This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Administrative Agent, the Lenders and the Borrower and are the product of discussions and negotiations among all parties. Accordingly, this Credit Agreement and the other Loan Documents are not intended to be construed against the Administrative Agent or any of the Lenders merely on account of the Administrative Agent’s or any Lender’s involvement in the preparation of such documents.

1.3. Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Credit Agreement shall have such meanings when used in each Schedule and in each other Loan Document, notice and other communication delivered from time to time in connection with this Credit Agreement or any other Loan Document.

1.4. Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder (including computation of the financial ratio(s) and covenant(s)

contained in Section 10) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with GAAP.

2. COMMITMENTS OF LENDER.

2.1. Commitments to Make Loans. So long as no Event of Default has occurred and is continuing, subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Loan”) to the Borrower from time to time, on any Business Day during the Revolving Credit Period; provided, however, that after giving effect to all amounts requested, the Aggregate Note Principal Balance shall not exceed the lesser of (i) Aggregate Commitments and (ii) the Asset Base, calculated (in the case of clause (ii)) after giving effect to the addition of the Eligible Containers, if any, to be acquired with the proceeds of such Loan. Loans shall be LIBOR Rate Loans or, under the circumstances set forth in Section 5.4 or Section 5.5 hereof, a Cost of Funds Loan.

2.2. Requests for Loan. The Borrower shall give to the Administrative Agent written notice in the form of Exhibit D hereto (or telephonic notice confirmed in a writing in the form of Exhibit D hereto) of each Loan requested hereunder (a “Loan Request”) no later than 3:00 p.m. (New York time) three (3) LIBOR Business Days prior to any proposed Funding Date. Each such Loan Request shall specify (i) the principal amount of the Loan requested, (ii) the proposed Funding Date of such Loan and (iii) the Interest Period for such Loan. The Administrative Agent shall promptly notify each of the Lenders of such Loan Request. Each Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Loan requested from the Lenders on the proposed Funding Date. Unless the Majority Lenders otherwise consent, during the Revolving Credit Period there shall be no more than twelve (12) Funding Dates permitted during any twelve-month period. Each Loan Request shall be in a minimum aggregate amount of $1,000,000. The Borrower shall not be permitted to request any Loan on or after the Conversion Date, on which date any unfunded portion of the Commitments shall terminate, automatically and without notice or action of any kind.

2.3. The Revolving Credit Notes. The Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit E hereto (each a “Revolving Credit Note”), dated as of the Closing Date (or such other date on which a Lender may become a party hereto in accordance with Section 15 hereof) and completed with appropriate insertions. One Revolving Credit Note shall be payable to the order of each Lender in a principal amount equal to such Lender’s Commitment to make Loans or, if less, the outstanding amount of all Loans made by such Lender, plus interest and other amounts accrued thereon, as set forth below. The Borrower irrevocably authorizes each Lender to make or cause to be made, at or about the time of the Funding Date of any Loan or at the time of receipt of any payment of principal on such Lender’s Revolving Credit Note, an appropriate notation on such Lender’s Revolving

Credit Note Record reflecting the making of such Loan or the receipt of such payment (as the case may be). The outstanding amount of the Loans set forth on such Lender’s Revolving Credit Note Record shall be prima facie evidence absent manifest error of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender’s Revolving Credit Note Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due.

2.4. Termination or Reduction of Commitments; Increase in Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 3:00 p.m. (New York time) three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Aggregate Note Principal Balance would exceed the Aggregate Commitments. The Administrative Agent shall promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Commitment Percentage. All Fees accrued until the effective date of any termination or reduction of the Aggregate Commitments shall be paid on the effective date of such termination or reduction.

2.5. Bank Accounts and Payments.

2.5.1. Trust Account; Deposit of Collections.

(a) On or prior to the Closing Date, the Borrower shall establish and maintain the Trust Account. The Trust Account shall be established in the name of the Borrower for the benefit of the Lenders with a bank or trust company acceptable to the Administrative Agent and the Lenders. The Trust Account shall at all times be under the “control” (as defined in the UCC) of the Administrative Agent for the benefit of itself, the Lender and the Eligible Interest Rate Hedge Counterparties.

(b) The Borrower shall not establish any additional Trust Accounts without prior written notice to, and the prior written consent of, the Administrative Agent, in each instance.

(c) The Borrower shall cause the Manager to deposit into the Trust Account, at the times and in the amounts required pursuant to the terms of the

Management Agreement, all Gross Revenue relating to the Containers. The Borrower shall cause any Gross Revenue not deposited into a Manager Collection Account, including any such amounts received by the Manager, the Seller or any of their Affiliates, to be deposited into the Trust Account within three (3) Business Days after receipt of such payment. So long as no Manager Default shall have occurred and then be continuing, the Manager shall be permitted to request the Administrative Agent to withdraw (to the extent not previously withheld) from amounts on deposit in the Trust Account, or otherwise net out, from amounts otherwise required to be deposited to the Trust Account the amount of any Management Fee or Management Fee Arrearage that would otherwise be due and payable on the immediately succeeding Payment Date.

2.5.2. Repayment of Interest and Principal of Loans and Other Amounts.

(a) On each Payment Date, the Borrower shall, subject to the provisions of Section 13.1 hereof, pay, in the following order of priority:

(i) To the Manager, the Senior Management Fee, and so long as no Event of Default or Manager Default has occurred and is continuing, to the Manager, the Junior Management Fee and any Management Fee Arrearage, in each case to the extent not previously withheld by, or distributed to, the Manager in accordance with the terms of the Loan Documents;

(ii) So long as no Event of Default or Manager Default has occurred and is continuing, to the Manager, the amount of any unreimbursed Manager Advances;

(iii) To the Lenders, on a pro rata basis based on the amounts then owing pursuant to this clause (iii), all interest payments then due and owing on the Notes;

(iv) To each Eligible Interest Rate Hedge Counterparty, on a pro rata basis based on the amounts then owing pursuant to this clause (iv), the amount of any scheduled payments (but not termination payments) then due and payable pursuant to the terms of any Interest Rate Hedging Agreement then in effect, together with any such amounts past due and any interest thereon;

(v) To the Administrative Agent, the Administrative Agent Fee then due and owing;

(vi) Each of the following on a pro rata basis:

(A) To each Lender, on a pro rata basis (calculated based on the then unpaid principal balance of their respective

Notes), an amount equal to the Scheduled Principal Payment Amount for such Payment Date; and

(B) To each Eligible Interest Rate Hedge Counterparty, on a pro rata basis based on the amounts then owing pursuant to this clause (vi)(B), the amount of any unpaid payments then due and payable (including termination payments) pursuant to the terms of any Interest Rate Hedging Agreement then in effect;

(vii) To each Lender, on a pro rata basis based on amounts then owing to each such lender pursuant to this clause (vii), all taxes, increased costs, indemnification, expenses and any other amounts due and owing to such Lender pursuant to the terms of the Loan Documents;

(viii) To the Manager, the Management Fee and any Management Fee Arrearage, in each case to the extent not previously withheld by, or distributed to, the Manager in accordance with the terms of the Loan Documents or pursuant to clause (i) above; and

(ix) To the Manager, the amount of any unreimbursed Manager Advances, to the extent not previously distributed to the Manager pursuant to clause (ii) above;

(b) For the sake of clarity, on the Conversion Date all Loans shall become Term Loans which will amortize over a period not to exceed ten (10) years.

(c) The unpaid principal balance of, and all accrued interest and other amounts owing on, or with respect to, the Revolving Credit Notes shall be payable in full on the earlier to occur of (x) the Maturity Date and (y) the date on which the Revolving Credit Notes and the other Obligations have been declared due and payable in accordance with the provisions of Section 13.1 hereof.

2.6. Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed Funding Date that such Lender will not make available to the Administrative Agent such Lender’s share of such requested Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.1, and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable requested Loan available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to, but excluding, the date of payment to the Administrative Agent, at, in the case of a payment to be made by such Lender, the greater of the Administrative Agent’s Cost of Funds and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s portion of the requested Loan.

2.7. Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the provisions of this Credit Agreement, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Loan set forth in Sections 11 and 12 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

2.8. Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to this Credit Agreement are several and not joint. The failure of any Lender to make any Loan or to make any payment under this Credit Agreement on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under this Credit Agreement.

2.9. Revolving Credit Facility. Prior to the Conversion Date, the credit facility evidenced by this Credit Agreement is a revolving credit facility. Accordingly, the Borrower will, subject to compliance with the terms of this Credit Agreement, have the right during the Revolving Credit Period to reborrow any amounts repaid to the Lenders in accordance with the terms of this Credit Agreement.

3. [RESERVED].

4. PROVISIONS APPLICABLE TO ALL LOANS.

4.1. Interest on Loans.

4.1.1. Interest Rates. (a) Except as otherwise provided in Section 5.10, the Loans shall bear interest during each Interest Period relating to all or any portion of the Loans at the following rates:

(i) To the extent that all or any portion of a Loan bears interest during such Interest Period at the Cost of Funds, such Loan or such portion shall bear interest during such Interest Period at the rate per annum equal to the sum of (i) the Applicable Margin and (ii) the Cost of Funds in effect from time to time.

(ii) To the extent that all or any portion of a Loan bears interest during such Interest Period based on the LIBOR Rate, such Loan or such portion shall bear interest during such Interest Period at a rate per annum equal to the sum of (i) the LIBOR Rate and (ii) the Applicable Margin.

The Borrower promises to pay interest on the Loans or any portion thereof outstanding during each Interest Period monthly in arrears on each Payment Date in accordance with Section 2.5.2.

(b) In no event shall the interest charged with respect to a Loan exceed the maximum amount permitted by applicable law. If at any time the interest rate charged with respect to a Loan exceeds the maximum rate permitted by applicable law, the rate of interest to accrue pursuant to such Loan shall be limited to the maximum rate permitted by applicable law.

4.1.2. Amounts. All Loans made by the Lenders shall be in the amount of $1,000,000 or an integral multiple of $500,000 in excess thereof. No Interest Period relating to a Loan or any portion thereof shall extend beyond the Maturity Date.

4.2. Mandatory Repayments of the Loans.

4.2.1. Repayments or Acquisitions in Connection with the Asset Base Deficiency. On each Payment Date, the Borrower shall either (i) repay the Loans or (ii) acquire additional Eligible Finance Leases under the Sale Agreements, in each case to the extent necessary to cure any then existing Asset Base Deficiency (after taking into consideration any payment of principal (including the Scheduled Principal Payment Amount) made by the Borrower to the Lenders on such Payment Date). Any such repayment or acquisition pursuant to the provisions of this Section 4.2.1 shall not be subject to the provisions of Section 4.3 hereof.

4.2.2. Application of Payments. All payments made pursuant to Section 4.2.1 or Section 4.3, shall be applied pro rata among the Loans.

4.3. Optional Prepayment of Loans. The Borrower shall have the right at any time to prepay one or more of the Loans on or before the Maturity Date, as a whole, or in part, upon delivery of written notice to the Administrative Agent not later than 1:00 p.m. (New York City time) on the Business Day prior to such prepayment, without premium or penalty, provided that (a) each partial prepayment shall be in the principal amount of $1,000,000 or multiples of $500,000 in excess thereof and (b) in the event that any LIBOR Rate Loan is prepaid at any time other than the end of an Interest Period applicable thereto (a “Breakage Prepayment”), the Borrower shall pay, upon demand, to each Lender an amount equal to such Lender’s Breakage Cost. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Commitment Percentage of such prepayment. Any prepayment of principal of a Loan shall include all interest accrued to the date of prepayment. Each such prepayment shall be applied to the Loans of the Lenders in accordance with its respective Commitment Percentages.

4.4. Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Administrative Agent’s Cost of Funds and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 4.4 shall be conclusive, absent manifest error.

4.5. Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Credit Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any of its Affiliates (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

4.6. Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

5. CERTAIN GENERAL PROVISIONS.

5.1. Fees.

5.1.1. Commitment Fee. The Borrower agrees to pay on each Payment Date during the Revolving Credit Period to the Administrative Agent, for the accounts of the Lenders in accordance with their respective Commitment Percentages, a commitment fee (the “Commitment Fee”) calculated at the rate of three-tenths of one percent (0.30%) per annum on the average daily amount during the related Collection Period by which the Aggregate Commitment in respect of the Loans exceeds the Aggregate Note Principal Balance. The Commitment Fee shall be payable in arrears on each Payment Date for the immediately preceding Collection Period commencing on the first such date following the date hereof, with a final payment on the expiration or termination of the Revolving Credit Period.

5.1.2. Other Fees. The Borrower shall pay to the Administrative Agent and the Lenders the fees in the amounts and at the times specified in the Administrative Agent Fee Letter and the Fee Letter, respectively. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever. The Borrower shall also pay to the Administrative Agent and the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

5.2. Funds for Payments.

5.2.1. Payments to Administrative Agent. All payments of principal, interest, Fees and any other amounts due hereunder or under any of the other Loan Documents shall be made on the due date thereof to the Administrative Agent in Dollars, for the accounts of the Lenders and the Administrative Agent, at the Administrative Agent’s Office or at such other place that the Administrative Agent may from time to time designate, in each case at or about 1:00 p.m. (New York time or other local time at the place of payment) and in immediately available funds.

5.2.2. No Offset, etc.

(a) Subject to Section 5.2.3, all payments by the Borrower hereunder and under any of the other Loan Documents shall be made without recoupment, setoff or counterclaim and free and clear of and without deduction for any taxes (including interest, penalties and additions to tax), levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any Non-Excluded Taxes are imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Administrative Agent, for the account of the Lenders or the Administrative Agent (as the case may be), on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Administrative Agent to receive the same net amount which the Lenders or the Administrative Agent would have received on such due date had no such Non-Excluded Taxes been imposed upon the Borrower. The Borrower will deliver promptly to the Administrative Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower under such other Loan Document.

(b) In addition, the Borrower agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by the United States or any taxing authority thereof or therein that arise from any payment made hereunder (“Other Taxes”).

(c) Subject to Section 5.2.3, the Borrower agrees to indemnify the Lenders and the Administrative Agent for the full amount of Non-Excluded Taxes (including additional amounts with respect thereto) and Other Taxes, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto (other than amounts arising from the gross negligence or willful misconduct of the Lenders or the Administrative Agent, as the case may be), provided that the Lenders or the Administrative Agent, as the case may be, shall have provided the Borrower with evidence, reasonably satisfactory to the Borrower, of payment of Non-Excluded Taxes or Other Taxes, as the case may be.

(d) Any Lender or the Administrative Agent that becomes entitled to the payment of additional amounts pursuant to Section 5.2.2(a) or indemnification pursuant to Section 5.2.2(c), such Person shall use reasonable efforts (consistent with applicable law) to file any document reasonably requested by the Borrower or, with respect to a Lender, to change the jurisdiction of its applicable lending office if the making of such a filing or change of office, as the case may be, would avoid the need for or reduce the amount of any payment of such additional amounts that may thereafter accrue and would not, in the good faith determination of such Lender or the Administrative Agent, as applicable, be disadvantageous to it.

(e) If a Lender or the Administrative Agent receives any refund or credit with respect to taxes for which the Borrower has paid any additional amounts pursuant to Section 5.2.2(a), then such Lender or the Administrative Agent, as applicable, shall promptly pay to the Borrower the portion of the sum of such refund or credit and any interest received with respect thereto as it determines, in its reasonable, good faith judgment, will leave it, after such payment, in no better or worse financial position than it would have been absent the imposition of such taxes and the payment of such additional amounts pursuant to Section 5.2.2(a); provided, however, that (i) the Borrower agrees to promptly return any amount paid to the Borrower pursuant to this Section 5.2.2(e) upon notice from such Lender or the Administrative Agent, as applicable, that such refund or any portion thereof is required to be repaid to the relevant taxing authority, (ii) nothing in this Section 5.2.2(e) shall require a Lender to disclose any confidential information to the Borrower (including, without limitation, its tax returns), and (iii) no Lender shall be required to pay any amounts pursuant to this Section 5.2.2(e) at any time which a Default or Event of Default exists (provided, that, upon the waiver or cure of any such Default or Event of Default, all such amounts that would otherwise be required to be paid pursuant to this Section 5.2.2(e) but for the effect of this clause (iii) shall be promptly so paid).

(f) If the Borrower determines in good faith that a reasonable basis exists for contesting any Non-Excluded Taxes for which additional amounts have been paid pursuant to Section 5.2.2(a), the relevant Lender or Administrative Agent (to the extent such Person reasonably determines in good faith that it will not suffer any adverse effect as a result thereof) shall cooperate with the Borrower in challenging such Non-Excluded Taxes, at the Borrower’s expense, if so requested by the Borrower in writing.

5.2.3. Non-U.S. Lenders. Each Lender and the Administrative Agent that is not a U.S. Person as defined in Section 7701(a)(30) of the Code for U.S. federal income tax purposes (a “Non-U.S. Lender”) hereby agrees that it shall, prior to the date of the first payment by the Borrower hereunder to be made to such Lender or the Administrative Agent or for such Lender’s or the Administrative Agent’s account (and thereafter when required to the extent it is legally entitled to do so), deliver to the Borrower and the Administrative Agent, as applicable, such certificates, documents or other evidence, as and when required by the Code, including (a) two (2) duly completed copies of Internal Revenue Service Form W-8BEN or Form W-8ECI and any other certificate or statement of exemption req uired by the Code, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Lender or the Administrative Agent establishing that with respect to payments of principal, interest or fees hereunder it is (i) not subject to United States federal withholding tax under the Code because such payment is effectively connected with the conduct by such Lender or Administrative Agent of a trade or business in the United States or (ii) totally exempt from United States federal withholding tax under a provision of an applicable tax treaty or (b) in the case of a Non-U.S. Lender that is not legally entitled to deliver the forms specified in clause (a) and that is not a “bank” for purposes of Section 881(c)(3)(A) of the Code, a certificate in form and substance reasonably satisfactory to the Administrative Agent (acting at the direction of the Majority Lenders) and the Borrower and to the effect that (i) such Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Code, is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or qualification for any exemption from any tax, securities law or other legal requirements, (ii) is not a ten (10) percent shareholder for purposes of Section 881(c)(3)(B) of the Code and (iii) is not a controlled foreign corporation receiving interest from a related person for purposes of Section 881(c)(3)(C) of the Code, together with a properly completed Internal Revenue Service Form W-8BEN; provided, that a Lender that delivers the forms and certificate provided in clause (b) above must also deliver to the Borrower two accurate, complete and signed copies of either Internal Revenue Service Form W-8BEN or W-8ECI, or, in each case, an applicable successor form, establishing a complete exemption from withholding of U.S. federal income tax imposed on the payment of any fees to such Lender. Each Lender agrees that it shall, promptly upon a change of its lending office or the selection of any additional lending office, to the extent the forms previously delivered by it pursuant to this section are no longer effective, and promptly upon the Borrower’s or the Administrative Agent’s reasonable request after the occurrence of any other event (including the passage of time) requiring the delivery of a Form W-8BEN or Form W-8ECI in addition to or in replacement of the forms previously delivered, deliver to the Borrower and the Administrative Agent, as applicable, if and to the extent it is properly entitled to do so, a properly completed and executed Form W-8BEN or Form W-8ECI, as applicable (or any successor forms thereto). For any period with respect to which such Lender or Administrative Agent has failed to provide the Borrower with the appropriate, complete and accurate form or other relevant document pursuant to this Section 5.2.3 establishing a complete exemption from U.S. federal withholding tax (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender or Administrative Agent shall not be entitled to any “gross-up” of taxes or indemnification under Section 5.2.2 with respect to Non-Excluded Taxes or Other Taxes imposed by the United States; provided, however, that should such a Lender or Administrative Agent, which is otherwise exempt from a withholding tax, become subject to Non-Excluded Taxes or Other Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such

Lender or Administrative Agent shall reasonably request, at such Lender’s or Administrative Agent’s expense, to assist such Lender or Administrative Agent to recover such Non-Excluded Taxes or Other Taxes.

5.3. Computations. All computations of interest on the Loans and of Fees shall be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding amount of any Revolving Credit Note as reflected on its Record from time to time shall, absent manifest error, be considered correct and binding on the Borrower unless within five (5) Business Days after receipt of any notice by the Administrative Agent or any of the Lenders of such outstanding amount, the Administrative Agent or such Lender shall notify the Borrower to the contrary.

5.4. Inability to Determine LIBOR Rate. In the event, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, any Lender shall determine that (a) adequate and reasonable methods do not exist for ascertaining the LIBOR Rate that would otherwise determine the rate of interest to be applicable to any LIBOR Rate Loan during any Interest Period or (b) the LIBOR Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lender of making or maintaining their LIBOR Rate Loans during such period, such Lender shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower) to the Borrower and the Administrative Agent. In such event (i) any Loan Request with respect to LIBOR Rate Loans shall be automatically withdrawn and shall be deemed a request for Cost of Funds Loans, (ii) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Cost of Funds Loan, and (iii) the obligations of the Lenders to make LIBOR Rate Loans shall be suspended until the Administrative Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Administrative Agent shall so notify the Borrower and the Lenders and each Cost of Funds Loan shall automatically convert to a LIBOR Rate Loan on the last day of the then current Interest Period.

5.5. Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful for any Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to the Borrower and the other Lenders and thereupon (a) the commitment of such Lender to make LIBOR Rate Loans shall forthwith be suspended and (b) such Lender’s Loans then outstanding as LIBOR Rate Loans, if any, shall be converted automatically to Cost of Funds Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law. The Borrower hereby agrees promptly to pay the Administrative Agent for the account of such Lender, upon demand by such Lender describing in reasonable detail the nature of such increased costs and showing the calculation thereof in reasonable detail, any additional amounts necessary to compensate such Lender for any increased costs incurred by such Lender in making any conversion made necessary by events described above in this Section 5.5, including any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder.

5.6. Additional Costs, etc. If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or the Administrative Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement, including without limitation, to the extent considered in the calculation of the LIBOR Rate) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Lender, or

(b) impose on any Lender or the Administrative Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, the LIBOR Rate Loans, such Lender’s Commitment to make LIBOR Rate Loans, or any class of loans or commitments of which any of the LIBOR Rate Loans or such Lender’s Commitment to make LIBOR Rate Loans forms a part, and the result of any of the foregoing is:

(c) to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the LIBOR Rate Loans or such Lender’s Commitment to make LIBOR Rate Loans, or

(d) to reduce the amount of principal, interest, or other amount payable to such Lender or the Administrative Agent hereunder on account of such Lender’s Commitment to make LIBOR Rate Loans, or any of the LIBOR Rate Loans, or

(e) to require such Lender or the Administrative Agent to make any payment or to forego any interest or other sum payable hereunder in respect of any LIBOR Rate Loans, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Administrative Agent from the Borrower hereunder in respect thereof,

then, and in each such case, the Borrower will, upon demand made by such Lender or (as the case may be) the Administrative Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Administrative Agent such additional amounts as will be sufficient to compensate such Lender or the Administrative Agent for such additional cost, reduction, payment or foregone interest or other sum (other than taxes which shall be treated exclusively pursuant to Section 5.2.2).

The failure or delay on the part of any Lender to demand compensation for any increased costs shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that the Borrower shall not be under any obligation to compensate any Lender under this Section 5.6 for any increased costs with respect to any period prior to the date that is 120 days prior to such request if such Lender knew of the circumstances giving rise to such increased costs and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs.

5.7. Capital Adequacy. If after the date hereof any Lender or the Administrative Agent determines that (a) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a Governmental Authority with appropriate jurisdiction, or (b) compliance by such Lender or the Administrative Agent or any corporation controlling such Lender or the Administrative Agent with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Lender’s or the Administrative Agent’s commitment with respect to any Loans to a level below that which such Lender or the Administrative Agent could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or the Administrative Agent’s then existing policies with respect to capital adequacy and assuming full utilization of such entity’s capital) by any amount deemed by such Lender or the Administrative Agent (as the case may be) to be material, then such Lender or the Administrative Agent may notify the Borrower of such fact. To the extent that the amount of such reduction in the return on capital is not reflected in the Cost of Funds or LIBOR Rate, the Borrower agrees to pay such Lender or the Administrative Agent (as the case may be) for the amount of such reduction in the return on capital as and when such reduction is determined upon presentation by such Lender or the Administrative Agent (as the case may be) of a certificate in accordance with Section 5.8 hereof. Such Lender or the Administrative Agent (as the case may be) shall allocate such cost increases among its customers in good faith and on an equitable basis.

The failure or delay on the part of any Lender to demand compensation for any reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that the Borrower shall not be under any obligation to compensate any Lender under this Section 5.7 for any reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender knew of the circumstances giving rise to such reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such reductions.

5.8. Certificate. A certificate setting forth any additional amounts payable pursuant to Sections 5.6 or 5.7 and a brief explanation of such amounts which are due, submitted by any Lender or the Administrative Agent to the Borrower, shall be conclusive, absent manifest error, that such amounts are due and owing.

5.9. Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from and against any loss, cost or expense (including loss of anticipated profits) that such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or any interest on any LIBOR Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its LIBOR Rate Loans, (b) default by the Borrower in making a borrowing after the Borrower has given (or is deemed to have given) a Loan Request relating thereto in accordance with Section 2.2, or (c) the making of any payment of a LIBOR Rate Loan that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain any such Loans.

5.10. Interest After Default. Overdue principal and (to the extent permitted by applicable law) overdue interest on the Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents shall bear interest compounded monthly and payable on demand at a rate per annum equal to two percent (2%) above the then applicable rate of interest under this Credit Agreement or the other Loan Documents until such amount shall be paid in full (after as well as before judgment).

6. COLLATERAL SECURITY.

6.1. Security of Borrower. Subject to the Security Documents, the Obligations are and shall continue to be secured by a perfected first priority security interest (subject only to Liens permitted hereunder which are entitled to priority under applicable law) in the Collateral specified in the Security Documents, whether now owned or hereafter acquired, pursuant to the terms of the Security Documents to which the Borrower is a party.

7. REPRESENTATIONS AND WARRANTIES.

In order to induce the Lenders to enter into this Credit Agreement and to make the Loans as provided for herein, Borrower makes the following representations, warranties and agreements with the Administrative Agent and Lenders, all of which shall survive the execution and delivery of this Credit Agreement and the making of the Loans (with the occurrence of the Closing Date and each Funding Date on or after the Closing Date being deemed to constitute a representation and warranty that the matters specified in this Section 7 are true and correct in all material respects on and as of the Closing Date and on and as of such Funding Date unless stated to relate to a specific earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date):

7.1. Company Status. Borrower (i) is a duly organized and validly existing Company in good standing (or its equivalent) under the laws of the jurisdiction of its organization except where the failure to be so duly organized, validly existing and in good standing, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (ii) has the Company power and authority to own its property and assets and to transact the business in which it is presently engaged, except where the failure to have such power and authority, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and (iii) is duly qualified and is authorized to do business and is in good standing (or its equivalent) in all jurisdictions where it is required to be so qualified (or its equivalent) and where the failure to be so qualified, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

7.2. Company Power and Authority. Borrower has the Company power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is a party and has taken all necessary Company action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. Borrower has duly executed and delivered each Loan Document to which it is a party and each such Loan Document constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

7.3. No Violation. Neither the execution, delivery or performance by the Borrower of the Loan Documents to which it is a party, nor compliance by the Borrower with the terms and provisions thereof, nor the consummation of the transactions contemplated herein or therein, (i) will contravene any material provision of any applicable law, statute, rule or regulation, or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or (other than pursuant to the Security Documents) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, credit agreement or any other agreement, contract or instrument to which the Borrower is a party or by which it or any of its material property or assets are bound or to which it may be subject, or (iii) will violate any provision of the certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of limited liability company, limited liability company agreement or equivalent organizational document, as the case may be, of the Borrower.

7.4. Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower, threatened in writing (i) with respect to any Loan Document or (ii) with respect to any other matter, as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

7.5. Margin Regulations. No part of any Loan (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Loan will violate or be inconsistent with the provisions of Regulation T, Regulation U or Regulation X.

7.6. Governmental Approvals. Except as may have been obtained or made on or prior to the Closing Date (and which remain in full force and effect on the Closing Date), no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any domestic or foreign governmental or public body or authority, or any subdivision thereof, is required to authorize, in respect of the Borrower, or is required to be obtained by the Borrower in connection with (i) the execution, delivery and performance by the Borrower of any Loan Document or (ii) the legality, validity, binding effect or enforceability of any Loan Document with respect to the Borrower, in each case, except for (A) the filing of any Security Documents and (B) such the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

7.7. Investment Company Act. Borrower is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

7.8. [Reserved]

7.9. True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Loan Documents) for purposes of or in connection with this Credit Agreement is, and all other such factual information (taken as a whole) hereafter furnished by, or on behalf of, the Borrower in writing to the Administrative Agent or any Lender in connection with this Credit Agreement will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided; provided, however, that to the extent that any such information was based upon or constitutes a forecast or projection, Borrower represents only that it acted in good faith and utilized assumptions believed by the management of the Borrower to be reasonable at the time made in the preparation of such information (it being understood by the Administrative Agent and the Lenders that any financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered thereby may differ from the projected results set forth therein).

7.10. Financial Condition; Financial Statements. (a) On and as of the Closing Date, on a pro forma basis after giving effect to all Indebtedness (including the Loans) incurred, and to be incurred, and Liens created, and to be created, by Borrower in connection therewith, with respect the Borrower and its Subsidiaries (on a consolidated basis) (x) the sum of the assets, at a fair valuation, of the Borrower and its Subsidiaries (on a consolidated basis) will exceed its or their debts, (y) they have not incurred nor intended to, nor believes that they will, incur debts beyond their ability to pay such debts as such debts mature and (z) they will not have unreasonably small capital with which to conduct their business in the manner such business is now conducted. For purposes of this Section 7.10(a), “debt” means any liability on a claim, and “claim” means (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(b) The consolidated balance sheets of Carlisle and its Consolidated Subsidiaries as of December 31, 2006 and the fiscal quarter ended June 30, 2007 and the related consolidated statements of income and cash flows of Carlisle for the twelve months and fiscal quarter ended on such dates, in each case furnished to the Administrative Agent and Lenders prior to the Closing Date, present fairly in all material respects the consolidated financial position of Carlisle and its Subsidiaries at the date of said balance sheets and the consolidated results of their operations for the respective periods covered thereby. All of the foregoing financial statements have been prepared in accordance with GAAP consistently applied (except, in the case of the aforementioned quarterly financial statements, for normal year-end audit adjustments and the absence of footnotes).

(c) During the period from June 30, 2007 through the Closing Date, there has been no change in the business, financial condition or operations of the Borrower (other than the incurrence of Indebtedness under the Loan Documents and the consummation of the transactions contemplated hereby and thereby) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

7.11. Security Interests. On and after the Closing Date, each of the Security Documents creates as security in the principal domicile of the Borrower for the Obligations covered thereby, a valid and enforceable security interest in and Lien on all of the Collateral subject thereto, without prejudice to any statutory priority rights, superior to and prior to the rights of all third Persons, and subject to no other Liens except Liens permitted hereunder. The Borrower has filed or caused to be filed all UCC financing statements in the appropriate offices therefor (or has authenticated and delivered to the Administrative Agent UCC financing statements suitable for filing in such offices) and has taken all of the actions necessary in the United States to create perfected security interests in the Collateral which the Security Documents require the Borrower to create perfected security interests.

7.12. Compliance with ERISA. Borrower and each of its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in any liability of the Borrower or any of its ERISA Affiliates in excess of $250,000. The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation date applicable thereto, exceed by more than $250,000 the fair market value of the assets of such Plan, and the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation date applicable thereto, exceed by more than $250,000 the fair market value of the assets of all such underfunded Plans.

7.13. Subsidiaries. On and as of the Closing Date, the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule 7.13.

7.14. Compliance with Statutes; Agreements, etc. Borrower and each of its Subsidiaries is in compliance with (i) all applicable statutes, regulations, rules and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business (including the origination of Finance Leases) and the ownership of its property (excluding applicable statutes, regulations, orders and restrictions relating to environmental standards and controls, which matters are covered under Section 7.15) and (ii) all contracts and agreements to which it is a party, except, in each case, such non-compliances as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

7.15. Environmental Matters. Except as would not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect: (i) the Borrower and each of its Subsidiaries has complied with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws and neither the Borrower nor any Subsidiary is liable for any penalties, fines or forfeitures for failure to comply with any of the foregoing; (ii) there are no pending Environmental Claims or, to the knowledge of any Senior Designated Officer of the Borrower, Environmental Claims threatened in writing against the Borrower or any of its Subsidiaries or any property (real or personal) owned, leased or operated by the Borrower or any of its Subsidiaries (including, to the knowledge of any Senior Designated Officer of the Borrower, any such claim arising out of the ownership, lease or operation by the Borrower or any of its Subsidiaries of any property (real or personal) formerly owned, leased or operated by the Borrower or any of its Subsidiaries but no longer owned, leased or operated by the Borrower or any of its Subsidiaries); and (iii) to the knowledge of any Senior Designated Officer of the Borrower, there are no facts, circumstances, conditions or occurrences on or arising from any property (real or personal) owned, leased or operated by the Borrower or any of its Subsidiaries (including any property (real or personal) formerly owned, leased or operated by the Borrower or any of its Subsidiaries but no longer owned, leased or operated by the Borrower or any of its Subsidiaries) or relating to the past or present operations of the Borrower or any of its Subsidiaries that could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such property (real or personal).

7.16. Labor Relations. As of the Closing Date, there are no strikes, lockouts or slowdowns against the Borrower or any of its Subsidiaries pending, or to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state or local law dealing with such matters, except for such violations that would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

7.17. Tax Returns and Payments. Borrower and each Subsidiary has timely filed (including applicable extensions) with the appropriate taxing authority, all federal and other material returns, statements, forms and reports for taxes (the “Returns”) required to be filed by or with respect to the income, properties or operations of the Borrower and each Subsidiary. The Returns accurately reflect in all material respects all liability for taxes of the Borrower and each Subsidiary for the periods covered thereby. The Borrower and each Subsidiary has paid all material taxes payable by them other than those contested in good faith and for which adequate reserves have been established in accordance with GAAP.

7.18. Scheduled Existing Indebtedness. Schedule 7.18 sets forth all material Indebtedness of the Borrower and each Subsidiary as of the Closing Date and the incurrence of any Loans on such date (exclusive of Indebtedness pursuant to this Credit Agreement and the other Loan Documents, in each case showing the aggregate principal amount thereof (and the aggregate amount of any undrawn commitments with respect thereto) and the name of the respective borrower and any other entity which directly or indirectly guarantees such debt.

7.19. Insurance. Schedule 7.19 sets forth a summary of all insurance maintained by the Borrower and each Subsidiary on and as of the Closing Date, with the amounts insured (and any deductibles) set forth therein.

7.20. Foreign Assets Control Regulations, etc. None of the requesting or borrowing of any Loan or the use of the proceeds of such will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, neither the Borrower nor any of its Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

7.21. Credit and Collection Policy. The credit and collection policy used by the Manager as in effect on the Closing Date is attached as Exhibit F hereto (the “Credit and Collection Policy”).

7.22. Solvency and Separateness.

7.22.1. The capital of the Borrower is adequate for the business and undertakings of the Borrower;

7.22.2. Other than with respect to the transactions contemplated hereby and by the other Loan Documents, the Borrower is not engaged in any business transactions with any of the Seller or the Manager;

7.22.3. At all times, at least two (2) members of the board of managers of the Borrower comply with the definition of Independent Person;

7.22.4. The Borrower’s funds and assets are not, and will not be, commingled with those of the Seller or the Manager, except as permitted by the Management Agreement and the Intercreditor Agreement;

7.22.5. The limited liability company agreement of the Borrower requires it to maintain (A) correct and complete books and records of account, and (B) minutes of the meetings and other proceedings of its members;

7.22.6. The Borrower has not engaged in any business activities, except as permitted by the present and express terms of the Loan Documents and Section 2.3 of the limited liability company agreement;

7.22.7. The Borrower is not insolvent under the insolvency law and will not be rendered insolvent by the transactions contemplated by the Loan Documents and after giving effect to such transactions, the Borrower will not be left with an unreasonably small amount of capital with which to engage in its business nor will the Borrower have intended to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. The Borrower does not contemplate the commencement of insolvency, bankruptcy, liquidation, or consolidation proceedings or the appointment of a receiver, liquidator, trustee, or similar official in respect of the Borrower or any of its assets; and

7.22.8. The Borrower is not liable for any unbonded or uninsured final nonappealable judgments or liabilities which in aggregate exceed $250,000.

7.23. No Default. No Event of Default or Manager Default has occurred and is continuing and no event has occurred that with the passage of time would become an Event of Default or Manager Default.

7.24. Ownership of the Borrower. On the Closing Date, all of the Capital Stock of the Borrower is owned by Carlisle.

7.25. Use of Proceeds. The Borrower shall use the proceeds from the Loan as follows: (i) to acquire the Collateral pursuant to the terms of the Sale Agreements, and (ii) for other general business purposes.

7.26. ERISA Lien. As of the Closing Date, the Borrower has not received notice that any Lien arising under ERISA has been filed against the assets of the Borrower.

7.27. Tax Election of the Borrower. None of the Borrower, any of its members or any other Person has elected, or agreed to elect, to treat the Borrower as an association taxable as a corporation for United States federal income tax purposes.

8. AFFIRMATIVE COVENANTS.

Borrower hereby covenants and agrees that as of the Closing Date and thereafter for so long as this Credit Agreement is in effect and until the Loans and Notes, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

8.1. Information Covenants. Borrower will furnish, or will cause to be furnished, to the Administrative Agent for distribution to each Lender:

(a) Quarterly Financial Statements. Within ninety (90) days after the close of the first three fiscal quarters in each fiscal year of each of Seacastle and Carlisle, the (i) consolidated balance sheets of each of Carlisle and Seacastle and their respective Consolidated Subsidiaries and (ii) the stand-alone balance sheets of each of the Borrower and Carlisle as at the end of such fiscal quarter, in the case of each of (i) and (ii) along with the related statements of income for such fiscal quarter and for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter and the related statements of cash flows for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter, all of which shall be certified by the chief financial officer or other Authorized Officer of each of Seacastle, Carlisle and the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of each of Seacastle, Carlisle and the Borrower as of the dates indicated and the results of their operations and/or changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

(b) Annual Financial Statements. No later than the earlier of (A) one hundred twenty (120) days after the end of each fiscal year of each of Seacastle and Carlisle, or, if applicable, (B) ten (10) days following Seacastle’s or Carlisle’s filing of its annual audited financial statements with the U.S. Securities and Exchange Commission, the consolidated balance sheet of each of Seacastle and Carlisle and their respective Consolidated Subsidiaries and the related consolidated statements of income and statement of cash flows for such fiscal year and, with respect to each fiscal year commencing after the completion of the first full fiscal year following the Closing Date, setting forth consolidated comparative figures for the preceding fiscal year (or, if shorter since inception), together with a certification by an Independent Accountant reasonably acceptable to the Administrative Agent (acting at the direction of the Majority Lenders) to the effect that such statements fairly present in all material respects the consolidated financial condition of each of Carlisle and Seacastle and their respective Consolidated Subsidiaries as of the dates indicated and the results of their operations and changes in financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years except as disclosed therein (which report shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit); provided, however, that any such “going concern” qualification that is specifically related to the status of the loans evidenced by this Credit Agreement shall not cause a breach under the provisions of this clause (b).

There has been furnished to the Administrative Agent and each Lender a pro forma stand-alone balance sheet of Carlisle as at the Balance Sheet Date, and after giving effect to the proposed initial acquisition of the Containers under the Contribution and Sale Agreement. Such pro forma consolidated balance sheet was prepared in good faith based upon assumptions believed to be reasonable at such time.

(c) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 8.1(a) and (b), a certificate of the chief financial officer or other Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, and which certificate shall set forth in reasonable detail the calculations required to establish whether the Borrower and its Subsidiaries were in compliance with the provisions of Section 10 hereof as at the end of such fiscal quarter or fiscal year, as the case may be.

(d) Notice of Default, Event of Default or Litigation. Promptly, and in any event within five (5) Business Days after any Senior Designated Officer of the Borrower or any of the Borrower’s Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, which notice shall specify the nature and period of existence thereof and what action the Borrower or such Subsidiary proposes to take with respect thereto, (ii) any litigation or proceeding pending or, to the knowledge of Senior Designated Officer of the Borrower, threatened in writing against the Borrower or any Subsidiary which, either individually or in the aggregate, would reasonably be expected to have, a Material Adverse Effect, or (iii) any governmental investigation pending or, to the knowledge of Senior Designated Officer of the Borrower, threatened in writing against the Borrower or any Subsidiary which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(e) Management Letters. At the request of the Administrative Agent (acting at the direction of the Majority Lenders), a copy of any “management letter” submitted to the Borrower or any Subsidiary by its independent accountants in connection with any annual, interim or special audit made by them of the financial statements of the Borrower or any Subsidiary and management’s responses thereto.

(f) Container Performance Reports and Pledged Container Lists. (i) On each Determination Date, an Asset Base Report, substantially in the form of Exhibit A hereto, (ii) within one hundred twenty (120) days after the end of each fiscal year, an Equipment Report, substantially in the form of Exhibit C hereto, setting forth (A) the number, type, identities of Lessees, remaining lease tenors and per diem amounts with respect to Containers then included in the Asset Base and (B) the aggregate Original Equipment Cost of all Containers then included in the Asset Base, and (iii) at the request of the Administrative Agent, but in any case no more than once per calendar quarter, an updated summary listing of all Pledged Containers as of the last day of the preceding calendar quarter.

(g) Reports. Except as otherwise set forth in Section 8.1(b) above, within five (5) Business Days following transmission thereof, copies of any public filings and registrations (if any) with, and reports to, the U.S. Securities and Exchange Commission by Seacastle, Carlisle, the Borrower or any Subsidiary thereof.

(h) Other Information. From time to time, such other information or documents (financial or otherwise) in the form utilized by the Borrower in its own operations with respect to the Borrower as the Administrative Agent or any Lender may reasonably request and which is reasonably available to the Borrower.

8.2. Books, Records and Inspections. Borrower shall permit the Administrative Agent, any Initial Lender or any of its designated representatives:

8.2.1. if no Default or Event of Default then exists, once per year at the expense of the Borrower, and otherwise at the expense of the Lenders and at such reasonable times and intervals as the Administrative Agent or any Lender may reasonably request in writing, to visit and inspect any of the properties of the Borrower, to examine the books of account of the Borrower (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower with, and to be advised as to the same by, the Borrower and its officers, and to conduct examinations and verifications (whether by internal commercial finance examiners or independent auditors) of all components included in the Asset Base; and

8.2.2. if a Default or Event of Default then exists, at the expense of the Borrower at all such times and as often as the Administrative Agent or any Initial Lender requests, to visit and inspect any of the properties of the Borrower, to examine the books of account of the Borrower (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the

Borrower with, and to be advised as to the same by, its and their officers, and to conduct examinations and verifications (whether by internal commercial finance examiners or independent auditors) of all components included in the Asset Base.

8.3. Maintenance of Office. The Borrower will maintain its chief executive office in Park Ridge, New Jersey, or at such other place in the United States of America as the Borrower shall designate upon written notice to the Administrative Agent, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents to which the Borrower is a party may be given or made.

8.4. Payment of Taxes. Borrower will, and will cause each of its Subsidiaries to, pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, could reasonably be expected to become a lien or charge upon any properties of the Borrower or any Subsidiary not otherwise permitted hereunder Section 9.2; provided that neither the Borrower nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim which is immaterial or is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

8.5. Existence; Franchises. Except as otherwise permitted by Section 9.5, Borrower will do, and will cause each of its Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its limited liability company existence and its rights, franchises, authorities to do business, licenses, permits, certifications, accreditations and patents; provided, however, that nothing in this Section 8.5 shall (x) prevent the withdrawal by the Borrower or any Subsidiary of its qualification as a foreign Company in any jurisdiction where such withdrawal would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (y) require the preservation of any such right, franchise, authorities to do business, license, permit, certification, accreditation or patent to the extent that the lapse thereof, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

8.6. Compliance with Statutes; etc. Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except for such instances of noncompliance as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

8.7. End of Fiscal Years; Fiscal Quarters. Borrower will cause (i) each of its fiscal years to end on December 31 of each calendar year and (ii) each of its fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.

8.8. Further Assurances. Borrower will, and will cause each of its Subsidiaries to, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Lenders from time to time such vouchers, invoices, schedules, confirmatory assignments, confirmatory conveyances, financing statements, transfer endorsements, confirmatory powers of attorney, certificates, reports and other assurances or confirmatory instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Lenders may reasonably require pursuant to this Section 8.8.

8.9. Performance of Obligations. The Borrower will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, deed of trust, indenture, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such non-performances as, either individually or in the aggregate, would not reasonably be expected to cause a Material Adverse Effect.

8.10. Maintenance of Containers. The Borrower will or will cause its Subsidiaries to:

(i) keep, or cause to be kept, its Eligible Containers in good repair and working order in a manner consistent with past practices, and make, or cause to be made, all needful and proper repairs, replacements, additions and improvements thereto as are necessary for the conduct of its business, and in order to maintain the Eligible Containers in accordance with manufacturer’s instructions and in as good an operating condition as when originally delivered, reasonable wear and tear and causes beyond the Borrower’s control excepted; provided, any alteration to an Eligible Container which is not made pursuant to the requirements of the applicable Lease or otherwise made in the ordinary course of business shall require the prior written consent of the Administrative Agent, such consent not to be unreasonably withheld or delayed;

(ii) at all times use the Eligible Containers, and require the related Lessee to use the Eligible Containers, in accordance with good operating practices and shall at all times comply with all loading limitations, handling procedures and operating instructions prescribed by the manufacturer which, with respect to Eligible Containers include but are not limited to the latest applicable regulations and recommendations of the International Organization of Standardization as well as any applicable local regulations;

(iii) not knowingly use (or knowingly permit the Lessees to use) the Eligible Containers for storage of transportation of contraband in violation of applicable United States law; and

(iv) with respect to Eligible Containers, comply with the International Convention for Safe Containers (CSC) in all material respects including, without limitation, plating, maintenance, examination, re-examination and marking with re-examination dates of such Eligible Container, such examination, or re-examination, shall be performed in accordance with the rules and regulations for the Safety Approval of Cargo Containers of the United States Department of Transportation.

8.11. Insurance. The Borrower shall cause the Manger to comply with the provisions of Section 6.08 (Insurance) of the Management Agreement. The Administrative Agent reserves the right (but shall not have the obligation) to obtain (i) at Borrower’s expense, insurance with respect to any or all of the risks insured by the Manager on behalf of the Borrower if the Manager shall fail to obtain such coverage in the specified amounts, and (ii) at the Lenders’ expense, additional insurance on its own behalf with respect to any or all of such risks (or any other risk). However, the Administrative Agent and the Lenders will notify the Borrower prior to obtaining any such insurance.

8.12. Interest Rate Hedging Agreements. The Borrower will maintain one or more Interest Rate Hedging Agreements that will obligate the Borrower or the applicable Eligible Interest Rate Hedge Counterparty to make a Periodic Hedge Payment on each Payment Date. Any Hedge Payments (including Hedge Termination Payments) shall be deposited by the Borrower directly into the Trust Account and shall be distributed in accordance with Section 2.5.2. The Borrower shall maintain Interest Rate Hedging Agreements with respect to a notional principal amount that is at least the Minimum Required Hedge Amount and not more than the Maximum Required Hedge Amount. If the actual notional principal amount of the Interest Rate Hedging Agreements is less than the Minimum Required Hedge Amount or more than the Maximum Required Hedge Amount, the Borrower shall have up to five (5) Business Days (or such longer period as the Administrative Agent may in its sole discretion permit) to (x) to negotiate voluntary terminations of Interest Rate Hedging Agreements with one or more of the counterparties to such agreements and/or to enter into offsetting Interest Rate Hedging Agreements, to the extent necessary to reduce the notional principal amount of the Interest Rate Hedging Agreements below the Maximum Required Hedge Amount or (y) enter into Interest Rate Hedging Agreements to the extent necessary to increase the notional principal amount of the Interest Rate Hedging Agreements above the Minimum Required Hedge Amount as the circumstances require.

8.13. UNIDROIT Convention. The Borrower will comply with the terms and provisions of the UNIDROIT Convention on International Interests in Mobile Equipment or any other internationally recognized system for recording interests in or liens against shipping containers at the time that such convention is adopted.

8.14. Compliance with Credit and Collection Policy. The Borrower will comply in all material respects with the Credit and Collection Policy in regard to the origination of (other than those Finance Leases originated by Interpool), and amendments and modifications to, Finance Leases.

8.15. Non-Consolidation of the Borrower.

(i) The Borrower shall be operated in such a manner to minimize the likelihood that it would be substantively consolidated with the trust estate of any other Person in the event of the bankruptcy or insolvency of the Borrower or such other Person. Without limiting the foregoing the Borrower shall (1) conduct its business in its own name, (2) maintain its books and records separate from those of any other Person, (3) maintain its bank accounts separate from those of any other Person, (4) maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person, (5) pay its own liabilities and expenses only out of its own funds, (6) enter into a transaction with an Affiliate only if such transaction is intrinsically fair, commercially reasonable and on the same terms as would be available in an arm’s length transaction with a Person or entity that is not an Affiliate, (7) allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, (8) hold itself out as a separate entity and maintain adequate capital in light of its contemplated business operations and (9) observe all other appropriate organizational formalities.

(ii) Notwithstanding any provision of law which otherwise empowers the Borrower, the Borrower shall not (1) hold itself out as being liable for the debts of any other Person, (2) act other than in its limited liability company name and through its duly authorized officers or agents, (3) engage in any joint activity or transaction of any kind with or for the benefit of any affiliate including any loan to or from or guarantee of the indebtedness of any Affiliate, except payment of lawful distributions to its stockholders, (4) the Management Agreement and the Intercreditor Agreement, commingle its funds or other assets with those of any other person, (5) create, incur, assume, guarantee or in any manner become liable in respect of any indebtedness (except pursuant to this Credit Agreement) other than trade payables and expense accruals incurred in the ordinary course of its business or (6) take any other action that would be inconsistent with maintaining the separate legal identity of the Borrower or engage in any other activity not contemplated by this Credit Agreement and related documents.

9. NEGATIVE COVENANTS.

Borrower hereby covenants and agrees that as of the Closing Date and thereafter for so long as this Credit Agreement is in effect and until all Commitments have been terminated, and the Loans and Revolving Credit Notes, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

9.1. Restrictions on Indebtedness. The Borrower will not create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(i) Indebtedness to the Lenders and the Administrative Agent arising under any of the Loan Documents;

(ii) Indebtedness under Interest Rate Hedging Agreements in accordance with Section 8.12; and

(iii) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business.

9.2. Restrictions on Liens. The Borrower will not (a) create or incur or suffer to be created or incurred or to exist any Lien upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (e) sell, assign, pledge or otherwise transfer any “receivables” as defined in clause (g) of the definition of the term “Indebtedness”, with or without recourse; provided, that the Borrower may create or incur or suffer to be created or incurred or to exist:

(A) Liens to secure taxes, assessments and other government charges in respect of obligations not overdue or that are being contested in good faith by appropriate proceedings that are not reasonably likely to result in any civil or criminal penalty to the Administrative Agent or any Lender and for the payment of which adequate reserves are maintained in accordance with GAAP;

(B) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens on properties, in existence less than 60 days after the Borrower or the Manager has knowledge thereof or that are being contested in good faith by appropriate proceedings that are not reasonably likely to result in any civil or criminal penalty to the Administrative Agent or the Lender and for the payment of which adequate reserves are maintained in accordance with GAAP;

(C) Liens in favor of the Administrative Agent for the benefit of the Lenders and the Administrative Agent under the Loan Documents;

(D) Liens consisting of interests of lessees of the Containers or arising from precautionary UCC financing statement filings regarding leases entered into in the ordinary course;

(E) Liens in favor of banks on items in collection (and the documents related thereto) arising in the ordinary course of business of the Borrower under Article IV of the UCC.

9.3. Restrictions on Investments. The Borrower will not make or permit to exist or to remain outstanding any Investment except Investments in:

(i) Eligible Investments with respect to funds on deposit in the Trust Account;

(ii) Investments consisting of accounts receivable owing to the Borrower in the ordinary course of business and payable or dischargeable in accordance with customary terms;

(iii) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with Lessees arising in the ordinary course of business;

9.4. Restricted Payments. The Borrower will not make any Restricted Payments if a Default or an Event of Default is then continuing or would result from such payment; provided, that the Borrower may make payments to its Affiliates with respect to services rendered or products delivered to the extent not prohibited by Section 9.11.

9.5. Merger, Consolidation and Disposition of Assets.

9.5.1. Mergers and Acquisitions. The Borrower will not become a party to any merger, amalgamation or consolidation, or agree to or effect any asset acquisition of a facility, division or line or business or acquisition of a majority of the Voting Stock of any Person (other than the acquisition of Containers in the ordinary course of business consistent with past practices shall not be prohibited).

9.5.2. Disposition of Assets.

(a) The Borrower will not become a party to or agree to or effect any sale, transfer, conveyance, lease or other disposition of assets, other than pursuant to Section 9.5.2 or (a) the sale of Investments permitted pursuant to Section 9.3 hereof, (b) leases of assets in the ordinary course of business consistent with past practices, (c) in connection with a substitution pursuant to either Sale Agreement, (d) sales of Containers to Persons that are not Sanctioned Persons for Net Cash Sales Proceeds of not less than the sum of the then Discounted Net Present Value of Receivables of the Containers and/or Leases to be sold, regardless of whether such sales are considered to have been made in the ordinary course of business, (e) so long as a Default or Event of Default is not then continuing or would result from such sale of Containers and/or Leases, sales of Containers and/or Leases, in the ordinary course of business (including any such sales resulting from the sell/repair decision of the Manager) to Persons that are not Sanctioned Persons regardless of the amount of Net Cash Sales Proceeds realized therefrom, (f) in connection with a sale to a Lessee or its designee pursuant to the terms of a Finance Lease, and (g) sales of obsolete or irreparably damaged Containers to Persons that are not Sanctioned Persons.

(b) The Borrower will not become a party to or agree to or effect any sale, transfer, conveyance, lease or other disposition of all or substantially of the Containers subject to a Finance Lease unless, immediately after giving effect to such transaction, no Asset Base Deficiency would then exist.

9.6. Sale and Leaseback. The Borrower will not enter into any arrangement, directly or indirectly, whereby the Borrower shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that the Borrower intends to use for substantially the same purpose as the property being sold or transferred.

9.7. Compliance with Environmental Laws. The Borrower will not (a) use any Container for the handling, processing, storage or disposal of Hazardous Substances in any material respect, (b) otherwise use any Container in any manner that would violate in any material respect any Environmental Law or bring such Container (with respect to each clause (a) or (b) of this Section), in violation of any Environmental Law in any material respect.

9.8. Employee Benefit Plans. The Borrower shall not, and shall not permit any of its ERISA Affiliates to, do any of the following to the extent such act or failure to act would result individually or in the aggregate, after taking into account all other such acts or failures to act under this Section 9.8, in a Material Adverse Effect:

(i) engage in any nonexempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code which could result in a material liability for the Borrower or any of its ERISA Affiliates; or

(ii) permit any Guaranteed Pension Plan to incur an “accumulated funding deficiency”, as such term is defined in Section 302 of ERISA, whether or not such deficiency is or may be waived; or

(iii) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of the Borrower or any of its ERISA Affiliates pursuant to Section 302(f) or Section 4068 of ERISA; or

(iv) amend any Guaranteed Pension Plan resulting in an increase in current liability for the Plan year such that the Borrower or ERISA Affiliate is required to post a security pursuant to Section 307 of ERISA;

(v) permit or take any action which would result in the aggregate benefit liabilities (with the meaning of Section 4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities; or

(vi) permit or take any action which would contravene any Applicable Pension Legislation and would have a Material Adverse Effect.

9.9. Business Activities. The Borrower will not change the general nature of their primary businesses conducted by them on the Closing Date.

9.10. Fiscal Year. The Borrower will not change the date of the end of its fiscal year from that set forth in Section 8.7.

9.11. Transactions with Affiliates. Except as expressly permitted under Sections 9.1, 9.2, 9.3, 9.4 and 9.5, the Borrower will not engage in any transaction with any Affiliate, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms more favorable to such Person than would have been obtainable on an arm’s-length basis in the ordinary course of business; provided, this Section 9.11 shall not prohibit any of the transactions between the Borrower and Carlisle contemplated by the Loan Documents.

9.12. Other Agreements.

(i) The Borrower will not after the Closing Date enter into, or become a party to, any agreements or instruments other than (i) the Loan Documents or any other agreement(s) contemplated hereby or thereby or related hereto or thereto, (ii) any agreement(s) for disposition of the Containers and Leases permitted by the terms of this Credit Agreement, and (iii) any agreement(s) for the sale or re-lease of a Container made in accordance with the provisions of the Management Agreement.

(ii) The Borrower will not amend, modify or waive any provision of any Loan Documents or give any approval or consent or permission provided for therein, except in accordance with the express terms of such Loan Document.

9.13. Charter Documents. The Borrower will not amend or modify its organizational documents.

9.14. Capital Expenditures. The Borrower will not make any expenditure (by long-term or operating lease or otherwise) for capital assets (both realty and personalty), except for (a) acquisition of additional Containers from either Seller in accordance with the terms of the applicable Sale Agreement or (b) capital improvements to the Containers made in the ordinary course of its business and in accordance with the terms of the Management Agreement.

9.15. Permitted Activities; Compliance with Organizational Documents. The Borrower will not engage in any activity or enter into any transaction except as permitted under its organizational documents as in effect on the date on which this Credit Agreement is executed. The Borrower will observe all company, organizational and managerial procedures required by its organizational documents and applicable law.

9.16. Subsidiaries. The Borrower shall not create any Subsidiaries.

9.17. Amendment of Intercreditor Agreement. The Borrower shall not, without the consent of the Administrative Agent, consent to any amendment, modification or revision to the Intercreditor Agreement except for any supplement thereto needed to designate an additional “Managed Equipment Owner” or “Managed Equipment Lender”, as each such term is defined in the Intercreditor Agreement.

9.18. OFAC. The Borrower shall not lease, or consent to the sublease of, a Container to a “prohibited person” or an entity organized in a “prohibited jurisdiction”. If the Borrower obtains knowledge that a Container is subleased to a “prohibited person” or located or used in a “prohibited jurisdiction” (other than by the United States government, or pursuant to a license issued by the Office of Foreign Assets Control), then the Borrower shall, within ten (10) Business Days after obtaining knowledge thereof, remove such Container from the Asset Base for so long as such condition continues.

10. FINANCIAL COVENANTS.

The Borrower covenants and agrees that, at all times subsequent to the Closing Date and for so long as any Loan or Revolving Credit Note is outstanding or any Lender has any obligation to make any Loans:

10.1. Minimum Tangible Net Worth. As of the last day of each fiscal quarter of the Guarantor, commencing with the fiscal quarter ending September 30, 2007, the Consolidated Tangible Net Worth of Carlisle shall be not less than Two Hundred Million Dollars ($200,000,000).

11. CLOSING CONDITIONS.

The obligation of each Lender to make a Loan hereunder on the Closing Date, is subject, at the time of the making of such Loans to the satisfaction of the following conditions (or the written waiver of such conditions by the Administrative Agent (acting at the direction of the Majority Lenders)):

11.1. Execution of Agreement; Notes. On or prior to the Closing Date, (i) this Credit Agreement and the other Loan Documents shall have been executed and delivered and shall be in full force and effect and (ii) there shall have been delivered to the Administrative Agent for the account of each Lender which has requested the same the appropriate Note, in each case executed by the Borrower and in the amount, maturity and as otherwise provided herein.

11.2. Officer’s Certificate. On the Closing Date, the Administrative Agent shall have received a certificate from the Borrower, dated the Closing Date and signed by an Authorized Officer of the Borrower, certifying that all of the applicable conditions set forth in Section 12.2 (other than such conditions to the extent that such conditions are expressly subject to the satisfaction of the Administrative Agent and/or the Majority Lenders), have been satisfied on such date.

11.3. Opinions of Counsel. On the Closing Date, the Administrative Agent shall have received from Sidley Austin LLP, counsel to the Borrower, an opinion addressed to the Administrative Agent and each of the Lenders and dated the Closing Date substantially in the form of Exhibit H, which opinion shall (x) cover the enforceability of the Loan Documents and the creation and perfection of the security interests and/or liens granted pursuant to the relevant Security Documents and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request and (y) be in form and substance reasonably satisfactory to the Administrative Agent (acting at the direction of the Majority Lenders).

11.4. Company Documents; Proceedings.

(a) On the Closing Date, the Administrative Agent shall have received from Borrower a certificate, dated the Closing Date, signed by the chairman, a vice-chairman, the president, any vice-president or any other Authorized Officer of the Borrower, and attested to by the secretary, any assistant secretary or other senior officer of the Borrower, in the form of Exhibit I with appropriate insertions, together with copies of the certificate of formation, by-laws or equivalent organizational documents of the Borrower and the resolutions of the Borrower referred to in such certificate, and all of the foregoing shall be reasonably satisfactory to the Majority Lenders.

(b) On the Closing Date, all instruments and agreements in connection with the transactions contemplated by this Credit Agreement and the other Documents shall be reasonably satisfactory in form and substance to the Majority Lenders, and the Administrative Agent shall have received all information and copies of all certificates, documents and papers, including good standing certificates, bring-down certificates and any other records of Company proceedings and governmental approvals, if any, which the Administrative Agent (acting at the direction of the Majority Lenders) reasonably may have requested in connection therewith, such documents and papers, where appropriate, to be certified by proper Company or governmental authorities.

11.5. Approvals. On or prior to the Closing Date, (i) all necessary governmental (domestic and foreign), regulatory and material third party approvals and/or consents in connection with this Credit Agreement and the other Loan Documents shall have been obtained and remain in full force and effect and evidence thereof shall have been provided to the Administrative Agent; except for any such approval or consent the failure to obtain would not reasonably be expected to have a Material Adverse Effect, and (ii) all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the transactions contemplated by this Credit Agreement and the other Loan Documents, the making of the Loans or otherwise referred to herein or therein. Additionally, on the Closing Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon, or materially delaying, or making economically unfeasible, the consummation of the making of the Loans or the other transactions contemplated by the Loan Documents or otherwise referred to herein or therein.

11.6. Guaranty by Carlisle. On the Closing Date, Carlisle shall have duly executed and delivered to the Administrative Agent the guaranty in the form of Exhibit L hereof (as amended, modified, restated and/or supplemented from time to time, the “Guaranty”), which Guaranty shall be in full force and effect,.

11.7. Security Agreement. On the Closing Date, Borrower shall have duly authorized, executed and delivered the security agreement in the form of Exhibit J hereto (as amended, modified, restated and/or supplemented from time to time, the “Security Agreement”), which Security Agreement shall be in full force and effect, covering all of the Borrower’s present and future collateral referred to therein, together with:

(i) proper financing statements (Form UCC-1 or the equivalent) authenticated for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Majority Lenders desirable, to perfect the security interests purported to be created by the Security Agreement;

(ii) certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, each of a recent date, listing all effective financing statements that name the Borrower as debtor and that are filed in the jurisdictions referred to in clause (i) above, together with copies of such other financing statements that name the Borrower as debtor (none of which shall cover any of the Collateral, except to the extent evidencing Liens permitted hereunder or in respect of which the Administrative Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed (where required) for filing);

(iii) evidence of the completion of (or adequate provision for) all other recordings and filings of, or with respect to, the Security Agreement as may be necessary or, in the reasonable opinion of the Majority Lenders desirable, to perfect the security interests intended to be created by the Security Agreement; and

(iv) evidence that all other actions necessary or, in the reasonable opinion of the Majority Lenders desirable, to create, maintain, effect, perfect, preserve, maintain and protect the security interests purported to be created by the Security Agreement have been taken and the Security Agreement shall be in full force and effect.

11.8. Pledge Agreement. On the Closing Date, Carlisle shall have duly authorized, executed and delivered the pledge agreement in the form of Exhibit K (as amended, modified, restated and/or supplemented from time to time, the “Pledge Agreement”), which Pledge Agreement shall be in full force and effect, and shall have delivered to the Administrative Agent, as pledgee thereunder, all of the Pledge Agreement Collateral, if any, referred to therein and then owned by Carlisle, (x) endorsed in blank in the case of promissory notes constituting Pledge Agreement Collateral and (y) together with executed and undated transfer powers in the case of certificated Capital Stock constituting Pledge Agreement Collateral, together with:

(i) proper financing statements (Form UCC-1 or the equivalent) authenticated for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Majority Lenders desirable, to perfect the security interests purported to be created by the Pledge Agreement;

(ii) certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, each of a recent date, listing all effective financing statements that name Carlisle as debtor and that are filed in the jurisdictions referred to in clause (i) above, together with copies of such other financing statements that name Carlisle as debtor (none of which shall cover any of the Pledge Agreement Collateral, except to the extent evidencing Liens permitted hereunder or in respect of which the Administrative Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed (where required) for filing);

(iii) evidence of the completion of (or adequate provision for) all other recordings and filings of, or with respect to, the Pledge Agreement as may be necessary or, in the reasonable opinion of the Majority Lenders desirable, to perfect the security interests intended to be created by the Pledge Agreement; and

(iv) evidence that all other actions necessary or, in the reasonable opinion of the Majority Lenders desirable, to create, maintain, effect, perfect, preserve, maintain and protect the security interests purported to be created by the Pledge Agreement have been taken.

11.9. Insurance Certificates; etc. On the Closing Date, the Administrative Agent shall have received evidence of insurance complying with the requirements of Section 8.11 for the business and properties of the Borrower, in scope, form and substance reasonably satisfactory to the Majority Lenders and naming the Administrative Agent as an additional insured and/or loss payee, and stating that such insurance shall not be canceled or materially revised without at least 30 days’ prior written notice by the respective insurer to the Administrative Agent.

11.10. Audited and Unaudited Financial Statements. Prior to the Closing Date, the Administrative Agent and each of the lenders have received: (i) the financial statements of Carlisle and its consolidated Subsidiaries (and its respective predecessors) as of December 31, 2006 and the consolidated balance sheet of Carlisle and its consolidated Subsidiaries (and its respective predecessors), and the related consolidated statements of income and statement of cash flows as of June 30, 2007, together with a certification by an Independent Accountant reasonably acceptable to the Administrative Agent (acting at the direction of the Majority Lenders), to the effect that such statements fairly present in all material respects the consolidated financial condition of Carlisle and its consolidated Subsidiaries (and its respective predecessors) as of the dates indicated and the results of their consolidated operations and changes in financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years except as disclosed therein (which report shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit), and (ii) the balance sheet of Carlisle and its consolidated Subsidiaries as of June 30, 2007 and the related consolidated statements of income for such fiscal quarter and the related consolidated statements of cash flows for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter, all of which shall be certified by the chief financial officer or other Authorized Officer of Carlisle that they fairly present in all material respects in accordance with GAAP the consolidated financial condition of Carlisle and its consolidated Subsidiaries as of the dates indicated and the consolidated results of their operations and/or changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

11.11. Payment of Fees. On the Closing Date, all costs, fees and expenses, and all other compensation due to the Administrative Agent and the Lenders (including, without limitation, reasonable and documented legal fees and expenses) shall have been paid to the extent then due.

11.12. Intercreditor Agreement. On the Closing Date, the Collateral Agent shall have joined as a party to the Intercreditor Agreement and shall have delivered a fully executed version of such joinder agreement to the Administrative Agent.

12. CONDITIONS PRECEDENT TO ALL LOANS.

The obligation of each Lender to make Loans (including Loans made on the Closing Date) is subject, at the time of each such Loan (except as hereinafter indicated), to the satisfaction of the following conditions:

12.1. Closing Date. The Closing Date shall have occurred and the Revolving Credit Period shall not have expired or been terminated.

12.2. No Default; Representations and Warranties. At the time of each such Loan and immediately after giving effect thereto (i) there shall exist no Event of Default and (ii) all representations and warranties contained herein and in each other Loan Document shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Loan (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

12.3. Loan Request. Prior to the making of each Loan, the Administrative Agent shall have received a Loan Request meeting the requirements of Section 2.2 and showing in reasonable detail that the Aggregate Note Principal Balance (calculated after giving effect to the requested Loan) shall not exceed (i) the Asset Base (calculated as of the last day of the most recent month for which internal financial statements are available and after giving effect to the addition of the Eligible Containers to be acquired with the proceeds of the Loan and the Finance Leases to be granted in respect thereof) and (ii) the Aggregate Commitments (calculated as of the last day of the most recent month for which internal financial statements are available and after giving effect to the addition of the Eligible Containers to be acquired with the proceeds of the Loan).

12.4. Certification. The Borrower shall have delivered to the Administrative Agent a certificate of the Borrower, signed on the Borrower’s behalf by its Authorized Officer, as to the matters set out in Sections 12.2 and 12.3. Each request for a Loan, and acceptance by the Borrower of the proceeds of any Loan, shall constitute a certification required by this Section 12.4 that on the date of such Loan (both immediately before and after giving effect thereto) the statements made in Sections 12.2 and 12.3 are true and correct.

12.5. Amendments to Management Agreement. The Borrower shall not have amended the Management Agreement unless the Borrower shall have received the prior written consent of the Administrative Agent to such amendment.

12.6. Execution of the CLIF II Sale Agreement. If all or a portion of the proceeds of such Loan will be used to acquire a Finance Lease from CLIF II, the Borrower shall have executed and delivered the CLIF II Sale Agreement in form and substance reasonably satisfactory to the Administrative Agent.

13. EVENTS OF DEFAULT; ACCELERATION; ETC.

13.1. Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a) the Borrower shall fail to pay the then unpaid principal of the Loans when the same shall become due and payable, within three (3) Business Days of the date the same shall become due and payable, whether at the Maturity Date or any accelerated date of maturity or at any other date fixed for payment (other than as set forth in Section 4.2.1, which failure to pay is dealt with in Section 13.1(m) hereof);

(b) the Borrower shall fail to pay (i) on any Payment Date any interest on the Loans or any Fees then due and payable, or (ii) other sums due hereunder or under any of the other Loan Documents, within five (5) Business Days of the date the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment (other than as set forth in Section 4.2.1, which failure to pay is dealt with in Section 13.1(m) hereof);

(c) the Borrower shall fail to comply (i) with any of its covenants contained in Section 9 or Section 10, which failure continues for a period of fifteen (15) days after the earliest of (x) any Senior Designated Officer of the Borrower first acquiring knowledge thereof, (y) the Administrative Agent’s giving written notice thereof to the Borrower, or (z) any Lender giving written notice thereof to the Borrower and the Administrative Agent, or (ii) within ten (10) days after the delivery dates required therein, with any of its covenants contained in Sections 8.1 or 8.2; provided, that the cure periods set forth herein shall only apply to the extent any such failure to comply is capable of being cured;

(d) the Borrower shall default in the observation or performance of any other covenant (not otherwise covered by Section 13.1) of the Borrower set forth in this Credit Agreement or other Loan Document, which continues for a period of thirty (30) days after the earliest of (x) any Senior Designated Officer of the Borrower, first acquiring knowledge thereof, (y) the Administrative Agent’s giving written notice thereof to the Borrower, or (z) any Lender giving written notice thereof to the Borrower and the Administrative Agent.

(e) any representation or warranty of the Borrower or the Seller (other than, in the case of the Seller, the Container Representations and Warranties) made in any other Loan Document shall prove to be incorrect in any material respect as of the time when the same shall have been made which continues and if capable of cure, the continuance of such condition for a period of thirty (30) days after the earliest of (i) any Senior Designated Officer of the Borrower or the Seller, as the case may be, first acquiring knowledge thereof, (ii) the Administrative Agent’s giving written notice thereof to the Borrower or the Seller, as the case may be, or (iii) any Lender giving written notice thereof to the Borrower or the Seller, as the case may be, and the Administrative Agent;

(f) All of the following: (A) a Manager Default shall have occurred and be continuing, (B) the Majority Lenders have notified the Manager of their intent to locate a successor Manager in accordance with the terms of the Loan Documents and (C) no successor Manager shall have assumed the duties of the Manager pursuant to a successor management agreement in accordance with the terms of the Management Agreement and the other Loan Documents within the earlier of (i) sixty (60) days from the date on which the Majority Lenders shall notify the Manager of their intent to locate a successor Manager in accordance with the terms of the Loan Documents and at any time during such sixty (60) day period a Asset Base Deficiency shall exist or (ii) ninety (90) days from the date which the Majority Lenders shall notify the Manager of their intent to locate a successor Manager in accordance with the terms of the Loan Documents;

(g) the Borrower shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower or of any substantial part of the assets of the Borrower or shall commence any case or other proceeding relating to the Borrower under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Borrower and the Borrower shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within sixty (60) days following the filing thereof;

(h) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Borrower bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Borrower or any Subsidiary of the Borrower in an involuntary case under any Insolvency Law as now or hereafter constituted;

(i) there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) consecutive days, any final judgment against the Borrower not covered by insurance that, with other outstanding final judgments, undischarged, against the Borrower not covered by insurance exceeds in the aggregate $250,000;

(j) if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded or if the Administrative Agent’s security interests, mortgages or liens in of the Collateral shall cease to be perfected, or shall cease to have the priority contemplated by the Security Documents, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lenders, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower party thereto or any of their respective members or stockholders (as the case may be), or any court of competent jurisdiction or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(k) the Borrower or any ERISA Affiliate incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of ERISA which would result in a Material Adverse Effect, or the Borrower or any ERISA Affiliate is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments by any ERISA Affiliate exceeding

$250,000, or any of the following occurs with respect to a Guaranteed Pension Plan: (i) a “reportable event” as defined in Section 4043 of ERISA or the regulations issued thereunder (other than an event for which the 30 day notice period is waived), or a failure to make a required installment or other payment (within the meaning of Section 302(f)(1) of ERISA), provided, that the Administrative Agent determines in its reasonable discretion that such event could be expected to result in (i) a Material Adverse Effect on the Borrower; (ii) the appointment by a United States District Court of a trustee to administer such Guaranteed Pension Plan; or (iii) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan;

(l) Carlisle shall at any time (i) own less than all of the Capital Stock of the Borrower unless waived by the Majority Lenders or (ii) fail to have sole control of the Borrower and, legally and beneficially, own less than a majority of 51% of Capital Stock of the Borrower unless waived by the Majority Lenders;

(m) the Aggregate Note Principal Balance exceeds the Asset Base on any Payment Date and the Borrower does not remedy such situation (by payment of the amount set forth in Section 3.2 or otherwise) within forty-five (45) days; or

(n) one or more judgments or decrees shall be entered against the Guarantor involving a liability (to the extent not paid when due or covered by a reputable and solvent insurance company (with any portion of any judgment or decree not so covered to be included in any determination hereunder)) equal to or in excess of Ten Million Dollars ($10,000,000) for all such judgments and decrees and all such judgments or decrees shall either be final and non-appealable or shall not have been vacated, discharged or stayed or bonded pending appeal for any period of thirty (30) consecutive days;

then, and in any such event, so long as the same may be continuing, the Administrative Agent may, and upon the request of the Majority Lenders shall, by notice in writing to the Borrower declare all amounts owing with respect to this Credit Agreement, the Notes and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided, that in the event of any Event of Default specified in Sections 13.1(g) or 13.1(h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Administrative Agent or any Lender.

13.2. Termination of Commitments. If an Event of Default specified in Section 13.1(g) or 13.1(h) shall occur, any unused portion of the credit hereunder shall forthwith terminate and each of the Lenders shall be relieved of all further obligations to make Loans to the Borrower. If any other Event of Default shall have occurred and be continuing, the Administrative Agent may, and upon the request of the Majority Lenders shall, by notice to the Borrower, terminate the unused portion of the Commitments hereunder, and upon such notice being given such unused portion of the Commitments hereunder shall terminate immediately and each of the Lenders shall be relieved of all further obligations to make Loans. No termination of the Commitments hereunder shall relieve the Borrower of any of the Obligations.

13.3. Remedies. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Administrative Agent (acting at the direction of the Majority Lenders) shall have accelerated the maturity of the Loans pursuant to Section 13.1, each Lender, if owed any amount with respect to the Loans may, with the consent of the Majority Lenders but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Lender are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Lender. No remedy herein conferred upon any Lender or the Administrative Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

13.4. Distribution of Collateral Proceeds. In the event that, following the occurrence or during the continuance of any Default or Event of Default, the Administrative Agent or any Lender, as the case may be, receives any monies in connection with the enforcement of any of the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

(a) First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent for, or in respect of, all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Administrative Agent in connection with the collection of such monies by the Administrative Agent, for the exercise, protection or enforcement by the Administrative Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent under this Credit Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Administrative Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Administrative Agent to such monies;

(b) Second, pari passu to (1) the payment in full of all of the Obligations owed to any Lender and the Administration Agent and (2) the payment in full of all of the Obligations owed to any Eligible Interest Rate Hedge Counterparty;

(c) Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Lenders and the Administrative Agent of all of the Obligations, to the payment of any obligations required to be paid pursuant to Section 9-608(a)(1)(C) or 9-615(a)(3) of the UCC of the State of New York; and

(d) Fourth, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

13.5. Quiet Enjoyment. The security interest granted to the Administrative Agent in the Collateral by the Borrower is subject to the right to the quiet enjoyment of the related Containers (a) so long as no Event of Default has occurred and is continuing, of the Borrower, and (b) so long as a Lessee is not in default under the Lease therefor, of such Lessee. As long as the Borrower and/or a Lessee (as the case may be) has the right of quiet enjoyment, the Lenders and the Administrative Agent shall not take or cause to be taken any action contrary to such right of quiet enjoyment of, and the continuing possession, use and operation of, the Containers.

14. ADMINISTRATIVE AGENT AND COLLATERAL AGENT.

14.1. Appointment and Authority. Each of the Lenders hereby irrevocably appoints ING Bank N.V. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section are solely for the benefit of the Administrative Agent, and the Lenders, and none of the Borrower shall have rights as a third party beneficiary of any of such provisions.

14.2. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any of its Affiliates as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

14.3. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 16.12 and 13.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Sections 11 or 12 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

14.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

14.5. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through its respective Related Parties. The exculpatory provisions of this Section 14 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to its respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

14.6. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, with the consent of the Borrower, to appoint a successor. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section and Section 16.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

In the event that (i) the Administrative Agent, whether in its capacity as the Administrative Agent or a Lender, does not consent (or fails to respond) to a proposed amendment, modification or waiver to any provision of this Credit Agreement or any other Loan Document requested by the Borrower and (ii) such proposed amendment, modification or waiver has been approved by the Majority Lenders, the Borrower may, upon (x) delivery of written notice thereof to the Administrative Agent, and (y) receipt by the Administrative Agent of the amount calculated in accordance with Section 16.13 hereof in connection with a transfer of the Loans by the Administrative Agent, require that the Administrative Agent promptly resign from such position, such resignation, and the appointment of a successor Administrative Agent to be consummated in accordance with the first paragraph of this Section 14.6.

14.7. Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

14.8. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization,

arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel) and all other amounts due the Lenders and the Administrative Agent under Sections 5.1 and 16.3 allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 5.1 and 16.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

14.9. Collateral Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 16.12, if approved, authorized or ratified in writing by the Majority Lenders;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 9.2; and

(c) to take the actions with respect to the Collateral and the Guaranty as are set forth in the Security Documents and the Guaranty, respectively.

The Lenders hereby agree that the Security Documents may be enforced only by the action of the Administrative Agent, in each case, acting upon the instructions of the Majority Lenders, and that no Lender shall have any right individually to seek to enforce or to enforce the Security Documents to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lender upon the terms of this Credit Agreement and the Security Documents.

Upon request by the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property.

14.10. Collateral Agent. All of the provisions of this Article 14 applicable to the Administrative Agent shall be equally applicable to the Collateral Agent.

14.11. Delivery of Documents. The Administrative Agent and the Collateral Agent, as applicable, shall promptly forward to a Person the original or a copy of any document which is delivered to the Administrative Agent and the Collateral Agent, as applicable, for such Person by any other Person.

15. SUCCESSORS AND ASSIGNS.

15.1. General Conditions. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of Section 15.2, (b) by way of participation in accordance with the provisions of Section 15.4, or (c) by way of pledge or assignment of a security interest subject to the restrictions of Section 15.7 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 15.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement or any of the other Loan Documents.

15.2. Assignments. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit

Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:

(a) except in the cases of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment (determined as of the date on which the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

(b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loan or the Commitment assigned;

(c) any assignment of a Commitment must be approved by the Administrative Agent (such consent not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender, an Affiliate of a Lender or an Approved Fund; and

(d) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 15.3, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Acceptance have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of (i) Sections 5.2, 5.5, 5.6, 5.7 and 5.9 with respect to facts and circumstances occurring prior to the effective date of such assignment and (ii) Section 16.3 notwithstanding such assignment. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be null and void.

15.3. Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

15.4. Participations. Any Lender may at any time sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (a) such Lender’s obligations under this Credit Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (c) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of the type described in Section 16.12(a) or Section 16.12(b), that in each case, affects such Participant. Subject to the last paragraph of this Section 15.4, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.2, 5.5, 5.6, 5.7 and 5.9 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Sections 15.2. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 16.1 as though it were a Lender, provided such Participant agrees to be subject to Section 16.1 as though it were a Lender.

A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 5.1.2 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.1.3 as though it were a Lender.

15.5. Certain Pledges. A Lender may at any time grant a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including without limitation (a) any pledge or assignment to secure obligations to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341 and (b) with respect to any Lender that is a Fund, to any lender or any trustee for, or any other representative of, holders of obligations owed or securities issued by such Fund as security for such obligations or securities or any institutional custodian for such Fund or for such lender; provided that no such grant shall release such Lender from any of its obligations hereunder or substitute any such secured party for such Lender as a party hereto.

15.6. New Notes. Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Administrative Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Lenders (other than the assigning Lender). The Borrower, at its own expense, shall, promptly upon its receipt thereof, execute and deliver to the Administrative Agent, in exchange for each surrendered Note, a new Note to the order of such Assignee in an amount equal to the amount assumed by such Assignee pursuant to such Assignment and Acceptance and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes (after giving effect to any permanent reductions in the applicable Commitments), shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes shall be cancelled and returned to the Borrower.

15.7. Assignment by Borrower. The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Lenders.

16. PROVISIONS OF GENERAL APPLICATIONS.

16.1. Setoff. Borrower hereby grants to the Administrative Agent and each of the Lenders a continuing lien, security interest and right of setoff as security for all liabilities and Obligations to the Administrative Agent and each Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Administrative Agent or such Lender or any Lender Affiliate and their successors and assigns or in transit to any of them. Regardless of the adequacy of any collateral, if any of the Obligations are due and payable and have not been paid or any Event of Default shall have occurred, any deposits or other sums credited by or due from any of the Lenders to the Borrower and any securities or other property of the Borrower in the possession of such Lender may be applied to or set off by the Administrative Agent against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to such Lender. ANY AND ALL RIGHTS TO REQUIRE ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED. Each of the Lenders agree with each other Lender that (a) if an amount to be set off is to be applied to Indebtedness of the Borrower to such Lender, other than Indebtedness evidenced by the Revolving Credit Notes held by such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Notes held by such Lender, and (b) if such Lender shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Revolving Credit Notes held by such Lender by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Revolving Credit Notes held by all of the Lenders, such Lender will make arrangements with the Administrative Agent and the other Lenders with respect to such excess in accordance with the provisions of Section 4.5.

16.2. Expenses. The Borrower agrees to pay (a) the reasonable costs of the Administrative Agent in producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) the reasonable fees, expenses and disbursements of the Administrative Agent’s Special Counsel or any local counsel to the Administrative Agent incurred in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, any amendments, modifications, approvals, consents or waivers hereto or hereunder requested by the Borrower, or the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Loan Document for providing for such cancellation, (c) the reasonable fees, expenses and disbursements of the Administrative Agent or any of its affiliates incurred by the Administrative Agent or such affiliate in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, including all commercial finance examination charges, (d) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys’ fees and costs, which attorneys may be employees of any Lender or the Administrative Agent, and reasonable consulting, accounting, appraisal, commercial finance examination, investment banking and similar professional fees and charges) incurred by any Lender or the Administrative Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Lender’s or the Administrative Agent’s relationship with the Borrower in connection herewith and (e) all reasonable fees, expenses and disbursements of the Administrative Agent incurred in connection with UCC searches, UCC filings or mortgage recordings relating to the Loan Documents. The covenants contained in this Section 16.2 shall survive payment or satisfaction in full of all other Obligations.

16.3. Indemnification. The Borrower agrees to indemnify and hold harmless the Administrative Agent, its affiliates, its sub-agents, each Lender, and each Related Party of any of the foregoing (each, an “Indemnified Party”) from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and related expenses of every nature and character (other than taxes) arising out of this Credit Agreement or any of the other Loan Documents, the performance by the respective parties of their obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by the Borrower of the proceeds of any of the Loans, (b) the reversal or withdrawal of any provisional credits granted by the Administrative Agent upon the transfer of funds from lock box, bank agency, concentration accounts or otherwise under any cash management arrangements with the Borrower or any Subsidiary or in connection with the provisional honoring of funds transfers, checks or other items, (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory, and regardless of whether any Indemnified Party is a party thereof, (d) any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred in connection with defense thereof by, the Administrative Agent or any Lender as a result of conduct of the Borrower that violates a sanction enforced by OFAC or (e) with respect to the Borrower and its Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, the Borrower shall not be responsible for any liabilities, losses, damages and/or expenses under this Section 16.3 were caused by such Indemnified Party’s own gross negligence or willful misconduct. In litigation, or the preparation therefor, the Lenders and the

Administrative Agent and its affiliates shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. To the extent that the respective interests of the Lenders and the Administrative Agent in such litigation do not, and reasonably could not be expected to, conflict (such determination of existing or potential conflict to be made by the Lenders and the Administrative Agent using their reasonable good faith judgment), the Lenders and the Administrative Agent shall make reasonable efforts to use common counsel in connection with such litigation and the preparation therefor. If, and to the extent that the obligations of the Borrower under this Section 16.3 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this Section 16.3 shall survive payment or satisfaction in full of all other Obligations.

16.4. Treatment of Certain Confidential Information.

16.4.1. Confidentiality. Each of the Lenders and the Administrative Agent agrees, on behalf of itself and each of its Affiliates, directors, officers, employees and representatives, to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any information supplied to it by, or on behalf of, the Borrower pursuant to this Credit Agreement, provided that nothing herein shall limit the disclosure of any such information (a) after such information shall have become public other than through a violation of this Section 16.4, or becomes available to any of the Lenders or the Administrative Agent on a nonconfidential basis from a source other than the Borrower, (b) to the extent required by statute, rule, regulation or judicial process, (c) to counsel for any of the Lenders or the Administrative Agent, (d) to bank examiners or any other regulatory authority having jurisdiction over any Lender or the Administrative Agent, or to auditors or accountants, (e) to the Administrative Agent, any Lender or any Financial Affiliate, (f) in connection with any litigation to which any one or more of the Lenders, the Administrative Agent or any Financial Affiliate is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, (g) to a Lender Affiliate or a Subsidiary or affiliate of the Administrative Agent, (h) to any actual or prospective assignee or participant or any actual or prospective counterparty (or its advisors) to any swap or derivative transactions referenced to credit or other risks or events arising under this Credit Agreement or any other Loan Document so long as such assignee, participant or counterparty, as the case may be, agrees to be bound by the provisions of this Section 16.4 or (i) with the prior written consent of the Borrower. Each of the Administrative Agent, the Lenders and the Financial Affiliates agrees not to use any information supplied to it by, or on behalf, of the Borrower pursuant to this Credit Agreement for any purpose or in any manner other that evaluating the performance of the Borrower and its Subsidiaries hereunder and enforcing the rights, remedies and obligations hereunder and under the other Loan Documents. Without the prior written consent of the Borrower, none of the Administrative Agent, any Lender or any Financial Affiliate shall be permitted to refer to the Borrower in connection with any advertising, promotion or marketing undertaken by the Administrative Agent, such Lenders or such Financial Affiliate.

16.4.2. Prior Notification. Unless specifically prohibited by applicable law or court order, each of the Lenders and the Administrative Agent shall, prior to disclosure thereof, notify the Borrower of any request for disclosure of any such information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) or pursuant to legal process.

16.4.3. Other. In no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished to it or any Financial Affiliate by the Borrower. The obligations of each Lender under this Section 16.4 shall supersede and replace the obligations of such Lender under any confidentiality letter in respect of this financing signed and delivered by such Lender to the Borrower prior to the date hereof and shall be binding upon any assignee of, or purchaser of any participation in, any interest in any of the Loans from any Lender.

16.5. Survival of Covenants, etc. All covenants, agreements, representations and warranties made herein, in the Revolving Credit Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower pursuant hereto shall be deemed to have been relied upon by the Lenders and the Administrative Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any Loans as herein contemplated, and shall continue in full force and effect so long as any amount due under this Credit Agreement or the Revolving Credit Notes or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Loans and for such further time as may be otherwise expressly specified in this Credit Agreement. All statements contained in any certificate or other paper delivered to any Lender or the Administrative Agent at any time by or on behalf of the Borrower pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower hereunder.

16.6. Notices. Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Revolving Credit Notes shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:

(a) if to the Borrower at: One Maynard Drive, Park Ridge, New Jersey 07656, or at such other addresses for notice as the Borrower shall last have furnished in writing to the Person giving the notice;

(b) if to the Administrative Agent, at ING Bank N.V., Bijlmerplein 888, Amsterdam, The Netherlands, Fax: +31 20 565 8201, Attention: [                      ], or such other address for notices as the Administrative Agent shall last have furnished in writing to the Person giving the notice; and

(c) if to any Lender, at such Lender’s address set forth on Schedule 1 hereto, or such other address for notice as such Lender shall have last furnished in writing to the Person giving the notice.

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and (ii) if sent by registered or certified first-class mail, postage prepaid, on the sixth Business Day following the mailing thereof. Any notice or other communication to be made hereunder or under the Revolving Credit Notes, even if otherwise required to be in writing under other provisions of this Credit Agreement or the Revolving Credit Notes, may alternatively be made in an electronic record transmitted electronically under such authentication and other procedures as the parties hereto may from time to time agree in writing (but not an electronic record), and such electronic transmission shall be effective at the time set forth in such procedures. Unless otherwise expressly provided in such procedures, such an electronic record shall be equivalent to a writing under the other provisions of this Credit Agreement or the Revolving Credit Notes and such authentication, if made in compliance with the procedures so agreed by the parties hereto in writing (but not an electronic record), shall be equivalent to a signature under the other provisions of this Credit Agreement or the Revolving Credit Notes.

16.7. Governing Law. THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW BUT OTHERWISE EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON

THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 16.6. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

16.8. Headings. The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

16.9. Counterparts. This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Delivery by facsimile or PDF file by any of the parties hereto of an executed counterpart hereof or of any amendment or waiver hereto shall be as effective as an original executed counterpart hereof or of such amendment or waiver and shall be considered a representation that an original executed counterpart hereof or such amendment or waiver, as the case may be, will be delivered.

16.10. Entire Agreement, etc. The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in Section 16.12.

16.11. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS CREDIT AGREEMENT, THE REVOLVING CREDIT NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER RELATING TO THE ADMINISTRATION OF THE LOANS OR ENFORCEMENT OF THE LOAN DOCUMENTS AND AGREES THAT IT WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. Except as prohibited by law, Borrower hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Borrower (a) certifies that no representative, agent or attorney of any Lender or the Administrative Agent has represented, expressly or otherwise, that the Administrative Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that the Administrative Agent and the Lenders have been induced to enter into this Credit Agreement and the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein.

16.12. Consents, Amendments, Waivers, Etc. Any consent or approval required or permitted by this Credit Agreement to be given by the Lenders may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Majority Lenders. Notwithstanding the foregoing, no amendment, modification or waiver shall:

(a) without the written consent of the Borrower and each Lender directly affected thereby:

(i) reduce, delay or forgive the principal amount of any Loans or reduce the rate of interest on the Loans or the priority thereof or the amount of any Fees (other than interest on the Revolving Credit Notes accruing pursuant to Section 5.10 following the effective date of any waiver by the Majority Lenders of the Event of Default relating thereto);

(ii) increase the amount of such Lender’s Commitment or extend the expiration date of such Lender’s Commitment;

(iii) postpone or extend the Conversion Date, the Maturity Date or any other regularly scheduled dates for payments of principal of, or interest on, the Loans or any Fees or other amounts payable to such Lender (it being understood that (A) a waiver of the application of the default rate of interest pursuant to Section 5.10, and (B) any vote to rescind any acceleration made pursuant to Section 13.1 of amounts owing with respect to the Loans and other Obligations, shall require only the approval of the Majority Lenders); and

(iv) other than any transaction permitted by the terms of this Credit Agreement, release any of the Collateral (excluding, if the Borrower or any Subsidiary of the Borrower becomes a debtor under the Federal Bankruptcy Code or other applicable insolvency laws, the release of “cash collateral”, as defined in Section 363(a) of the federal

Bankruptcy Code or any analogous provision of any applicable insolvency law pursuant to a cash collateral stipulation with the debtor approved by the Majority Lenders);

(b) without the written consent of all of the Lenders, amend or waive this Section 16.12 or the definition of “Majority Lenders”;

(c) without the written consent of the Administrative Agent, amend or waive Section 14 or any other provision applicable to the Administrative Agent; or

(d) without the consent of any affected counterparty (other than the Borrower or any of its Affiliates) to any Hedging Agreement, reduce, delay, forgive or change the relative priority of any amounts owing to such Person in accordance with the terms hereof.

No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

16.13. Replacement of Lenders.

(a) In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 5.6 or 5.7, (ii) any Lender delivers a notice described in Section 5.4 or 5.5, (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 5.2.2 or (iv) any Lender does not consent (or fails to respond) to a proposed amendment, modification or waiver to any provision of this Credit Agreement or any other Loan Document requested by the Borrower, the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 15.2), all of its interests, rights and obligations under this Credit Agreement to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 15.2;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under

Section 5.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 5.6 or 5.7 or payments required to be made pursuant to Section 5.2.2, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable laws.

In connection with any such replacement, if the replaced Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance reflecting such replacement within five Business Days of the date on which the replacement Lender executes and delivers such Assignment and Acceptance to the replaced Lender, then such replaced Lender shall be deemed to have executed and delivered such Assignment and Acceptance. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(b) If (i) any Lender shall request compensation under Section 5.6 or 5.7, (ii) any Lender delivers a notice described in Section 5.4 or 5.5, or (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 5.2.2, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 5.6 or 5.7, enable it to withdraw its notice pursuant to Section 5.4 or 5.5, or would reduce amounts payable pursuant to Section 5.2.2, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

16.14. Severability. The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

16.15. USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act of 2005 (H.R. 3199) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

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IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as of the date first set forth above.

CLI FUNDING III LIC, as Borrower
By:	/s/ Lisa D. Leach
	Name:	Lisa D. Leach
	Title:	VP, General Counsel

Credit Agreement

ING BANK N. V., as Administrative Agent and as Collateral Agent
By:	/s/ M. Bekker
	Name:	M. Bekker
	Title:	Director

By:	/s/ Peter E. Nijman
	Name:	Peter E. Nijman
	Title:	Director

Credit Agreement

ING BANK N.V., as Lender
By:	/s/ M. Bekker
	Name:	M. Bekker
	Title:	Director

By:	/s/ Peter E. Nijman
	Name:	Peter E. Nijman
	Title:	Director

DVB BANK N.V., as Lender
By:	/s/ J. Blaak
	Name:	J. Blaak
	Title:	S.V.P.

By:	/s/ Versnel
	Name:	Versnel
Title:

NIBC BANK N.V., as Lender
By:	/s/ Scott Klarquist
	Name:	Scott Klarquist
	Title:	Attorney-in-Fact